UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

VERSO PAPER CORP.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Verso Paper Corp. 6775 Lenox Center Court Suite 400 Memphis, Tennessee 38115-4436 901.369.4100 www.versopaper.com

NOTICE OF
2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2010

To Our Stockholders:

The 2010 Annual Meeting of Stockholders of Verso Paper Corp. will be held at our offices located at 6775 Lenox Center Court, Memphis, Tennessee, on May 20, 2010, beginning at 10:00 a.m. (Central Time). At the meeting, our stockholders will vote on proposals to:

1.	elect three directors — Michael A. Jackson, David W. Oskin and Jordan C. Zaken — to serve on the board of directors of Verso as Class II directors for a term of three years; and
2.	ratify the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2010.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR BOTH PROPOSALS.

Stockholders also will transact any other business that properly comes before the meeting.

Only stockholders of record at the close of business on April 9, 2010, are entitled to receive notice of, and to vote at, the meeting and any postponement or adjournment thereof. A list of such stockholders will be available for inspection by any stockholder at our offices located at 6775 Lenox Center Court, Suite 400, Memphis, Tennessee, during ordinary business hours beginning May 10, 2010, as well as at the meeting on May 20, 2010.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2010: OUR PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE ON THE “INVESTOR RELATIONS” PAGE OF OUR WEB SITE AT WWW.VERSOPAPER.COM.

YOUR VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES OR CANADA. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

By order of the board of directors,

Peter H. Kesser
Secretary

April 20, 2010

VERSO PAPER CORP.

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Verso Paper Corp. 6775 Lenox Center Court Suite 400 Memphis, Tennessee 38115-4436 901.369.4100 www.versopaper.com

PROXY STATEMENT
FOR
2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2010

We are furnishing this Proxy Statement in connection with the solicitation of proxies by Verso Paper Corp., or “Verso,” on behalf of our board of directors, for use at the 2010 Annual Meeting of Stockholders and any postponement or adjournment of the meeting. The meeting will be held at our offices located at 6775 Lenox Center Court, Memphis, Tennessee, on May 20, 2010, beginning at 10:00 a.m. (Central Time).

At the meeting, our stockholders will vote on proposals to:

1.	elect three directors — Michael A. Jackson, David W. Oskin and Jordan C. Zaken — to serve on the board of directors of Verso as Class II directors for a term of three years; and
2.	ratify the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2010.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR BOTH PROPOSALS.

The proposals are set forth in the accompanying Notice of 2010 Annual Meeting of Stockholders and are described in this Proxy Statement. Stockholders also will transact any other business, not known or determined as of the date of this Proxy Statement, that properly comes before the meeting. The board of directors knows of no such other business to be presented.

When you submit your proxy, you will authorize the proxy holders — Michael A. Jackson, our President and Chief Executive Officer; Robert P. Mundy, our Senior Vice President and Chief Financial Officer; and Peter H. Kesser, our Vice President, General Counsel and Secretary — to represent you and vote your shares of common stock on these proposals at the meeting in accordance with your instructions. By submitting your proxy, you also authorize them to exercise discretionary authority to vote your shares on any other business that properly comes before the meeting, to vote your shares to adjourn the meeting, and to vote your shares at any postponement or adjournment of the meeting.

We have included with this Proxy Statement a copy of our 2009 Annual Report, which includes our annual report on Form 10-K for 2009. It also is available on the “Investor Relations” page of our web site at www.versopaper.com. Although our 2009 Annual Report is included with this Proxy Statement and we have referred you to our web site, the 2009 Annual Report and the information on our web site do not constitute a part of our proxy solicitation materials and are not incorporated into this Proxy Statement.

This Proxy Statement and the accompanying materials are first being sent or given to our stockholders on or about April 20, 2010.

YOUR VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

INFORMATION ABOUT THE MEETING

What is the purpose of the meeting?

At the meeting, our stockholders will vote on proposals to:

1.	elect three directors — Michael A. Jackson, David W. Oskin and Jordan C. Zaken — to serve on the board of directors of Verso as Class II directors for a term of three years; and
2.	ratify the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2010.

In addition, our management may report on our performance during 2009 and will respond to appropriate questions from stockholders.

Will any other business be conducted at the meeting?

As of the date of this Proxy Statement, the board of directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. However, if any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

Who is entitled to vote?

The record date for the meeting is April 9, 2010. Only stockholders of record at the close of business on April 9, 2010, are entitled to receive notice of the meeting and to vote at the meeting the shares of our common stock that they held on that date. Each outstanding share of common stock entitles its holder to one vote on each matter voted on at the meeting. At the close of business on April 9, 2010, there were 52,465,832 outstanding shares of our common stock.

What is the difference between a stockholder of record and a beneficial owner of shares held in “street name”?

You are a stockholder of record if your shares of our common stock are registered directly in your name with Registrar and Transfer Company, our stock transfer agent. If your shares are held by a broker, bank or other nominee, then you are not a stockholder of record, but instead you are the beneficial owner of shares held in “street name.”

How many shares must be present to conduct business at the meeting?

A quorum must be present at the meeting in order for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date of April 9, 2010, will constitute a quorum. Abstentions and broker non-votes will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum.

What happens if a quorum is not present at the meeting?

It is unlikely that a quorum will not be present at the meeting, because our principal stockholder holds sufficient shares of our common stock to constitute a quorum. However, if a quorum is not present at the scheduled time of the meeting, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given unless the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting.

How do I vote without attending the meeting?

If you are a stockholder of record, you may vote by properly completing, signing, dating and returning by mail the accompanying proxy card. The enclosed postage-paid envelope requires no additional postage if it is mailed in the United States or Canada.

If you are a beneficial owner of shares held in “street name,” you may vote by mail, or you may be able to vote by telephone or on the Internet. To vote by mail, you may provide voting instructions to your broker, bank or other nominee that holds your shares by properly completing, signing, dating and returning by mail the voting instruction form provided to you by your nominee. A large number of brokers, banks and other nominees participate in a program provided through Broadridge Investor Communications Solutions that offers telephone and Internet voting options. If your shares are held in “street name” by a broker, bank or other nominee that participates in the Broadridge program, you may provide voting instructions to your nominee by telephone or on the Internet by following the instructions on the voting instruction form provided to you. You do not need to return your proxy card if you provide voting instructions to your nominee by telephone or on the Internet.

How do I vote in person at the meeting?

If you are a stockholder of record and attend the meeting, you may vote at the meeting by delivering your completed proxy card in person. In the alternative, you may vote at the meeting by completing and delivering a ballot in person. We will pass out written ballots to stockholders of record who wish to vote in person at the meeting. If you are a beneficial owner of shares held in “street name,” you may vote at the meeting if you obtain and bring to the meeting a completed proxy form from your broker, bank or other nominee that holds your shares.

If I return my proxy card without specifying voting instructions on it, will my shares be voted?

If you are a stockholder of record and return your proxy card without indicating voting instructions on it, your shares will be voted in accordance with the recommendation of our board of directors FOR Proposal 1 (election of directors) and FOR Proposal 2 (ratification of appointment of independent registered public accounting firm).

If you are a beneficial owner of shares held in “street name,” your broker, bank or other nominee is required to vote your shares in accordance with your instructions. If you do not instruct your nominee how to vote your shares on Proposal 1 (election of directors), then your nominee will not have the authority to vote on Proposal 1. If you do not instruct your nominee how to vote your shares on Proposal 2 (ratification of appointment of independent registered public accounting firm), your nominee will nonetheless have the authority (but is not required) to vote your shares on Proposal 2, because Proposal 2 is a discretionary item on which it may vote even without instructions from you. Your nominee should provide you with information on how to give it voting instructions concerning your shares.

What are broker non-votes and how do they affect voting?

A “broker non-vote” occurs when a broker, bank or other nominee does not vote shares that it holds in “street name” on behalf of a beneficial owner, because the beneficial owner has not provided voting instructions to the nominee with respect to a non-discretionary item. Proposal 1 (election of directors) is a non-discretionary item, and if you do not provide your nominee with voting instructions for Proposal 1, your nominee will not vote on Proposal 1, resulting in a broker non-vote. Broker non-votes on a proposal are not included in the tabulation of voting results for the proposal, and so will not have the effect of “for” or “against” votes on the proposal. They also are not counted for purposes of determining the number of shares present (in person or by proxy) and entitled to vote on the proposal. Broker non-votes are counted for purposes of determining whether there is a quorum at the meeting.

If I abstain from voting, how will it be treated?

You do not have the option of abstaining from voting on Proposal 1 (election of directors), but you may abstain from voting on Proposal 2 (ratification of appointment of independent registered public accounting firm). With respect to Proposal 1, because the directors are elected by a plurality vote, if you abstain it will have no effect on the outcome of the vote and, therefore, abstention is not offered as a voting option on Proposal 1. With respect to Proposal 2, if you abstain your shares will be included in the number of shares considered present at the meeting for the purpose of determining if there is a quorum, and they will be voted as an abstention on Proposal 2. Because an abstention is not a vote in favor of Proposal 2, your abstention would have the same effect as a negative vote in determining the outcome of the vote on Proposal 2.

If I want to change my vote after I submit my proxy, how do I change it?

Your attendance at the meeting, by itself, will not revoke your proxy and change your vote. If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls are closed at the meeting, by taking any of the following actions: properly completing, signing, dating and returning another proxy card with a later date; voting in person at the meeting; or giving written notice of your revocation to Verso’s Secretary. If you are a beneficial owner of shares held in “street name,” you may revoke your proxy and change your vote only by following the instructions given to you by your broker, bank or other nominee that holds your shares.

How many votes are required for action to be taken on each proposal?

Proposal 1 – Election of Directors.  The director nominees will be elected to serve as Class II directors for a term of three years if they receive a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. This means that the director nominees will be elected if they receive more votes at the meeting than any other person nominated for director. If you vote to “withhold authority” with respect to the election of one or more director nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for the purpose of determining whether there is a quorum at the meeting.

Please note that if your shares are held in street name, starting this year, brokers, banks and other nominees do not have the authority to vote your shares in an election of directors if you do not provide them with voting instructions. Therefore, we encourage you to provide voting instructions to your broker, bank or other nominee.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm.  The appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2010, will be ratified if a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter are voted in favor of the proposal.

Who will count the votes?

Registrar and Transfer Company, the registrar and transfer agent for our common stock, will tabulate and certify the stockholder votes.

Who pays for the proxy solicitation and how will Verso solicit votes?

Verso will pay all costs associated with the solicitation of proxies. We also will reimburse any costs incurred by brokers and other fiduciaries to forward proxy solicitation materials to beneficial owners. Proxies may be solicited by us on behalf of the board of directors in person or by mail, telephone, facsimile or e-mail. We have not retained any firm to assist with the solicitation of proxies.

Where can I find the results of the vote at the meeting?

We will disclose voting results on a Form 8-K filed with the SEC within four business days after the meeting, which will be available on our web site at www.versopaper.com.

STOCKHOLDERS

Background

We were formed by affiliates of Apollo Global Management, LLC and its subsidiaries, or “Apollo,” for the purpose of acquiring the assets and certain liabilities comprising the business of the Coated and Supercalendered Papers Division of International Paper Company, or “International Paper.” The acquisition occurred on August 1, 2006. We went public on May 14, 2008, with an initial public offering, or “IPO,” of 14 million shares of common stock. In this Proxy Statement, references to “Verso,” “we,” “us,” “our” and similar terms are, where appropriate in context, also references to our subsidiaries.

Verso Paper Management LP was our sole stockholder before the IPO. As of March 31, 2010, Verso Paper Management LP owns 69.8% of the outstanding shares of our common stock. Various members of our management and board of directors have non-voting limited partner interests in Verso Paper Management LP, as described in the “Compensation Discussion and Analysis” section of this Proxy Statement under the heading “Unit Investment and Award Program.” Verso Paper Investments LP is the general partner of Verso Paper Management LP and controls all of the voting interests in Verso Paper Management LP. In connection with the acquisition of our business from International Paper, affiliates of Apollo and International Paper invested in limited partner interests in Verso Paper Investments LP. International Paper’s interest in Verso Paper Investments LP is solely a non-voting interest. Verso Paper Investments Management LLC, an affiliate of Apollo, is the general partner of Verso Paper Investments LP and controls all of the voting interests in Verso Paper Investments LP.

Security Ownership of Certain Beneficial Owners and Management

The following table provides information about the beneficial ownership of our common stock as of March 31, 2010, by (a) each of our directors and named executive officers, (b) all of our directors and executive officers as a group, and (c) each person known to our management to be the beneficial owner of more than 5% of the outstanding shares of our common stock. As of March 31, 2010, there were 52,465,832 outstanding shares of our common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Outstanding(1)
Directors and Named Executive Officers:
Michael A. Jackson(2)(3)	500,564	*
Lyle J. Fellows(2)(3)	125,519	*
Michael A. Weinhold(2)(3)	124,433	*
Robert P. Mundy(2)(3)	123,433	*
Peter H. Kesser(2)(3)	95,713	*
Michael E. Ducey(2)(4)	23,190	*
Thomas Gutierrez(2)(5)	15,200	*
Scott M. Kleinman(2)(4)(6)	23,190	*
David W. Oskin(2)(4)	23,190	*
Eric L. Press(2)(5)(6)	15,200	*
L.H. Puckett, Jr.(2)(4)	181,185	*
David B. Sambur(2)(4)(6)	23,187	*
Jordan C. Zaken(2)(4)(6)	23,190	*
All Directors and Executive Officers as a group (15 persons)(3)(4)(5)(6)	1,482,314	2.8%
Other Stockholders:
Verso Paper Management LP(7)	36,596,940	69.8

*	Less than 1% of the outstanding shares of our common stock.

(1)	“Beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or “Exchange Act.” The number and percentage of shares of common stock beneficially owned by each person listed in the table is determined based on the shares of common stock that such person beneficially owned as of March 31, 2010, or that such person has the right to acquire within 60 days thereafter. The number of outstanding shares used as the denominator in calculating the percentage ownership of each person is 52,465,832 shares of common stock (which is the number of shares of common stock outstanding as of March 31, 2010) plus the number of shares of common stock that such person has the right to acquire as of March 31, 2010, or within 60 days thereafter. Each person has sole voting power and sole investment power over the shares of common stock that the person beneficially owns, unless otherwise indicated.
(2)	The address of Messrs. Jackson, Fellows, Gutierrez, Weinhold, Mundy, Kesser, Ducey, Oskin and Puckett is c/o Verso Paper Corp., 6775 Lenox Court, Suite 400, Memphis, Tennessee 38115-4436. The address of Messrs. Kleinman, Press, Sambur and Zaken is c/o Apollo Global Management, LLC, 9 West 57th Street, New York, New York 10019.
(3)	The number of shares beneficially owned includes restricted shares of common stock granted to the following persons: Mr. Jackson — 119,741 shares; Mr. Fellows — 34,111 shares; Mr. Weinhold — 30,148 shares; Mr. Mundy — 29,148 shares; Mr. Kesser — 24,556 shares; and all directors and executive officers as a group — 281,593 shares.
(4)	The number of shares beneficially owned includes shares of common stock held by Verso Paper Management LP, which the following persons, as limited partners of Verso Paper Management LP, have the right to receive on March 31, 2010, or within 60 days thereafter, by exchanging units representing limited partner interests in Verso Paper Management LP: Mr. Ducey — 23,190 shares; Mr. Kleinman — 23,190 shares; Mr. Oskin — 23,190 shares; Mr. Puckett — 181,185 shares; Mr. Sambur — 23,187 shares; Mr. Zaken — 23,190 shares; and all directors and executive officers as a group — 297,132 shares.
(5)	The number of shares beneficially owned includes shares of common stock that the following persons have the right to receive on March 31, 2010, or within 60 days thereafter, by exercising options to acquire common stock: Mr. Gutierrez — 15,200 shares; Mr. Press — 15,200 shares; and all directors and executive officers as a group — 30,400 shares.
(6)	Messrs. Kleinman, Press, Sambur and Zaken are each associated with Apollo Management VI, L.P. and its affiliated investment managers. The percentage of shares shown does not include any shares beneficially owned by Apollo Management VI, L.P. or any of its affiliates, including shares held of record by Verso Paper Management LP. Messrs. Kleinman, Press, Sambur and Zaken each expressly disclaims beneficial ownership of the shares owned by Verso Paper Management LP and any other shareholder, except to the extent of any pecuniary interest therein.
(7)	Represents all shares of our common stock that are held of record by Verso Paper Management LP. Verso Paper Investments LP is the general partner of Verso Paper Management LP and holds voting power and investment power over the shares of common stock held by Verso Paper Management LP. Verso Paper Investments Management LLC is the general partner of Verso Paper Investments LP. CMP Apollo LLC is the sole and managing member of Verso Paper Investments Management LLC, Apollo Management VI, L.P., or “Management VI,” is the sole and managing member of CMP Apollo LLC, AIF VI Management, LLC, or “AIF VI LLC,” is the general partner of Management VI, Apollo is the sole member and manager of AIF VI LLC, and Apollo Management GP, LLC, or “Apollo Management GP,” is the general partner of Apollo. Apollo Management Holdings, L.P. or “AMH” is the sole and managing member of Apollo Management GP. Apollo Management Holdings GP, LLC or “AMH GP” is the general partner of AMH. Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and the members of the Board of Managers of AMH GP. Each of Verso Paper Investments LP, Verso Paper Investments Management LLC, CMP Apollo LLC, Management VI, AIF VI LLC, Apollo, Apollo Management GP, AMH, AMH GP and Messrs. Black, Harris and Rowan disclaims beneficial ownership of the shares owned by Verso Paper Management LP, except to the extent of any pecuniary interest therein. The address of Messrs. Black, Harris and Rowan and Verso Paper Management LP, Verso Paper Investments LP, Verso Paper Investments Management LLC, CMP Apollo LLC, Management VI, AIF VI LLC, Apollo, Apollo Management GP, AMH and AMH GP is c/o Apollo Global Management, LLC, 9 West 57th Street, New York, New York 10019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers and the beneficial owners of more than 10% of our registered equity securities file with the United States Securities and Exchange Commission, or “SEC,” initial reports of, and subsequent reports of changes in, their beneficial ownership of our equity securities. These reporting persons are required to furnish us with copies of all such Section 16(a) reports. Based solely on our review of the copies of such Section 16(a) reports and written representations that certain of these reporting persons have furnished to us, we believe that these reporting persons complied with all applicable Section 16(a) filing requirements during 2009, with one exception. Verso Paper Management LP was inadvertently late in filing a Form 4 reporting a transaction in which its ownership of our common stock was reduced as a result of certain of its limited partners exercising their right to exchange limited partnership units of Verso Paper Management LP for shares of our common stock held by Verso Paper Management LP. The limited partners exchanged the units for shares of common stock on November 30, 2009, and the Form 4 was filed on December 14, 2009.

DIRECTORS AND EXECUTIVE OFFICERS

The following table and biographical descriptions provide information regarding our directors and executive officers.

Name	Age	Position(s)
Michael A. Jackson	61	President, Chief Executive Officer and Director
Lyle J. Fellows	53	Senior Vice President of Manufacturing and Energy
Michael A. Weinhold	45	Senior Vice President of Sales and Marketing
Robert P. Mundy	48	Senior Vice President and Chief Financial Officer
Peter H. Kesser	52	Vice President, General Counsel and Secretary
Ricardo Moncada	56	Vice President of Human Resources
Benjamin Hinchman, IV	62	Vice President and Chief Information Officer
Michael E. Ducey	61	Director
Thomas Gutierrez	61	Director
Scott M. Kleinman	37	Director and Chairman of the Board
David W. Oskin	67	Director
Eric L. Press	44	Director
L.H. Puckett, Jr.	61	Director
David B. Sambur	30	Director
Jordan C. Zaken	35	Director

Executive Officers

Michael A. Jackson

Mr. Jackson has been President, Chief Executive Officer and a director of Verso since November 2006. Information about Mr. Jackson appears below under the heading “Directors.”

Lyle J. Fellows

Mr. Fellows has been our Senior Vice President of Manufacturing and Energy since December 2009 and was our Senior Vice President of Manufacturing from August 2006 to December 2009. He has 29 years of manufacturing experience in the paper industry. Before joining us, Mr. Fellows worked for International Paper from 1981 to 2006, where he was Vice President of Manufacturing for the Coated and Supercalendared Papers Division, from 2003 to 2006. Prior to that he was manager of the pulp and paper mills in Courtland, Alabama, from 2001 to 2003, and in Saillat, France, from 2000 to 2001, Manufacturing Director of the Arizona Chemical business in Europe from 1998 to 1999, and Technical Director of the White Papers business in Europe from 1994 to 1997. He also served in various manufacturing positions at the pulp and paper mill in Pine Bluff, Arkansas, from 1981 to 1994.

Michael A. Weinhold

Mr. Weinhold has been our Senior Vice President of Sales and Marketing since August 2006 and he is responsible for our sales, marketing, supply chain, customer technical service, e-commerce, product development and Nextier SolutionsSM functions. Mr. Weinhold has 23 years of sales, marketing and manufacturing experience in the paper industry. From 2000 to 2006, he held various sales, marketing and management positions for the Coated and Supercalendared Papers Division of International Paper, including serving as Business Manager from 2004 to 2006, Business Manager of Sales and Marketing from 2003 to 2004, and Director of Marketing and Product Development from 2001 to 2003. He also held similar positions at Champion International Corporation from 1994 until it was acquired by International Paper in 2000.

Robert P. Mundy

Mr. Mundy has been our Senior Vice President and Chief Financial Officer since August 2006. He has 27 years of finance and accounting experience in the paper industry. Mr. Mundy joined us from International Paper where he worked from 1983 to 2006. At International Paper, he was Director of Finance of the Coated and Supercalendared Papers Division from 2002 to 2006, Director of Finance Projects from 2001 to 2002, Controller of Masonite Corporation from 1999 to 2001, and Controller of the Petroleum and Minerals business from 1996 to 1999. Prior to that, he was responsible for other business functions including company-wide SAP implementation, corporate internal audit, and manufacturing and operational finance at three pulp and paper mills.

Peter H. Kesser

Mr. Kesser has been our Vice President, General Counsel and Secretary since December 2006. During a 26-year legal career, he has concentrated his practice in the areas of corporate, securities, mergers and acquisitions, and commercial law while working for major law firms and public companies. Mr. Kesser was a shareholder with Baker Donelson Bearman Caldwell & Berkowitz PC from 1999 to 2006. He was Vice President, Assistant General Counsel and Assistant Secretary of Promus Hotel Corporation, a leading lodging company, from 1998 to 1999. Mr. Kesser was Vice President, General Counsel and Secretary of Arcadian Corporation, a leading nitrogen chemical producer, from 1993 to 1997. He was an attorney with Bracewell & Patterson LLP from 1983 to 1992. Mr. Kesser is the former Chair of the Business Law section of the Tennessee Bar Association.

Ricardo Moncada

Mr. Moncada has been our Vice President of Human Resources since October 2006. He also served briefly as a human resources consultant for us from June 2006 to September 2006 under a transitional arrangement with International Paper. Mr. Moncada has 32 years of experience in the human resources field. He joined us from International Paper where he worked from 1991 to 2006. At International Paper, Mr. Moncada was Vice President of Human Resources of the xpedx business from 2001 to 2006, Director of Human Resources of the Beverage Packaging business from 1997 to 2000, and Vice President of Human Resources of Propal, a joint venture between International Paper and W.R. Grace Co., from 1991 to 1997. He previously worked in human resources with Weyerhaeuser Company from 1986 to 1991 and with Norton Company from 1978 to 1986.

Benjamin Hinchman, IV

Mr. Hinchman has been our Vice President and Chief Information Officer since August 2006. He has 40 years of experience in the information technology field, during which he has implemented and managed information systems supporting manufacturing, quality control, research and development, sales, order fulfillment, distribution, warehousing, finance and e-commerce. Before joining us, Mr. Hinchman worked at International Paper from 1999 to 2006, where he was Director of Information Technology of our business in 2006, Director of Information Technology of the xpedx business from 2002 to 2006, and Director of Strategic Technologies from 2000 to 2001. Mr. Hinchman worked for Union Camp Corporation as Director of Information Services for the Fine Papers Division from 1995 until its acquisition by International Paper in 1999. He previously worked in various other businesses, holding positions of increasing responsibility in information technology.

Directors

We believe that the members of our board of directors should have a range of skills, experience, diversity, and expertise that enables them to provide sound guidance with respect to our business and operations. Each of our directors has an established record of professional accomplishment and particular experience, qualifications, attributes and skills that the board of directors considers important in determining that each director should be a member of our board, as highlighted in this section of our Proxy Statement.

The composition of our board of directors is balanced among four independent directors, four directors affiliated with Apollo Management VI, L.P., our largest stockholder, and one management director who serves as our President and Chief Executive Officer. That balance, to which each of our directors contributes, is important to us for the following reasons:

•	As independent directors, each of Messrs. Ducey, Gutierrez, Oskin and Puckett contributes an outside point of view that we value for providing multiple perspectives to the board of directors’ oversight and direction of us and facilitating objectivity in the board decision-making process.

•	Because of their affiliation with Apollo Management VI, L.P., each of Messrs. Kleinman, Press, Sambur and Zaken is particularly attuned to strategic, financial and other matters that may affect our stockholders’ investments in us.
•	Mr. Jackson, as our President and Chief Executive Officer, brings his in-depth knowledge of Verso and our industry, operations and business plans to the board of directors.

In addition, each of our directors has specific knowledge, professional experience and expertise relevant to serving as a director of Verso, and most of our directors have experience serving on boards of directors of other companies. Each director also has the following key attributes that we believe are important to an effective board of directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; and diversity of background, experience and thought.

Below is additional information concerning our directors.

Michael E. Ducey

Mr. Ducey has been a director of Verso since March 2007 and a member and the chairman of our Audit Committee since May 2008. Mr. Ducey was President and Chief Executive Officer of Compass Minerals International, Inc., a producer of salt and specialty fertilizers, from 2002 to 2006, and he remains a consultant to Compass Minerals. From 1972 to 2002, he worked for Borden Chemical, Inc., a diversified chemical company. During his 30-year career with Borden Chemical, Mr. Ducey held various management, sales, marketing, planning and commercial development positions, including serving as President and Chief Executive Officer from 1999 to 2002 and Executive Vice President and Chief Operating Officer from 1997 to 1999.

Mr. Ducey has been a director, the Non-Executive Chairman and a member of the audit committee of TPC Group, Inc., a producer of hydrocarbon derivatives, since November 2009. Mr. Ducey was a director and member of the compensation committee of UAP Holding Corp., the parent of United Agri Products, Inc., from 2006 to 2008. He also was a director and a member of the environmental, health and safety committee of Compass Minerals from 2002 to 2006.

Mr. Ducey’s broad experience in operations, strategic planning, management and manufacturing, gained from his lengthy career with Compass Minerals and Borden Chemical, is valuable to our board of directors. His background in manufacturing provides experience with complex challenges and opportunities that are comparable to those that we sometimes face as a manufacturer, and his years of experiences as President and Chief Executive Officer of Compass Minerals and Borden Chemical provides valuable insight on which he can draw while overseeing our management. In addition, Mr. Ducey’s service as a director of other companies augments his knowledge of effective corporate governance.

Thomas Gutierrez

Mr. Gutierrez has been a director of Verso since November 2008 and a member of our Audit Committee since May 2009. He has been President and Chief Executive Officer of GT Solar International, Inc., a global provider of specialized equipment, technology and services for the solar power industry, since November 2009. Mr. Gutierrez was Chief Executive Officer of PhytoChem Pharmaceuticals, Inc., a development- stage pharmaceutical company, from its inception in January 2009 to November 2009. He was Chief Executive Officer of Xerium Technologies Inc., a leading global manufacturer of synthetic textiles and specialty roll covers used in the production of paper, from 2001 to 2008. From 1995 to 2001, Mr. Gutierrez was Chief Executive Officer of three separate business units of Invensys plc, a global leader in technology used to monitor, control and automate processes. He was Chief Operating Officer of Pulse Engineering, Inc., a manufacturer of electronic components for telecommunications and power applications, from 1992 to 1994. Earlier in his career, Mr. Gutierrez held management, technical and engineering positions with Pitney Bowes Inc., Franklin Computer Corporation, Motorola, Inc., and Digital Equipment Corporation.

Mr. Gutierrez has been a director of GT Solar International since November 2009; a director of PhytoChem Pharmaceuticals since January 2009; and a director of Comverge, Inc., a provider of clean energy alternatives, and a member of its audit committee, compensation committee, and nominating and corporate governance committee since January 2009. He was a director of Xerium Technologies from 2001 to 2008.

Mr. Gutierrez’s extensive experience in various industries, including manufacturing, provides him with a breadth and depth of knowledge that informs his oversight of our organization as a director. His background of providing leadership, as the most senior executive and as director, of various companies provides him with experience in guiding organizations through complex challenges and opportunities. In addition, from his many years of experience as the president and chief executive officer of large companies, Mr. Gutierrez has developed expertise in managing enterprises that enhances his oversight of our management and the guidance that he provides as our director. His service as a director of other companies augments his knowledge of effective corporate governance.

Michael A. Jackson

Mr. Jackson has been a director and the President and Chief Executive Officer of Verso since November 2006. Before joining us, he worked at Weyerhaeuser Company from 1977 to 2006. During his 29-year career with Weyerhaeuser, Mr. Jackson was Senior Vice President responsible for the Cellulose Fibers, White Papers, Newsprint and Liquid Packaging Board businesses from 2004 to 2006, Vice President of the Fine Papers business from 2002 to 2004, Vice President of the Business Papers business from 2000 to 2002, Vice President of the Recycling business from 1998 to 2000, Vice President of Human Resources and Quality for the Container Board Packaging business from 1993 to 1997, and General Manager of the Tri-Wall business and other packaging plants from 1990 to 1993.

On behalf of Weyerhaeuser, Mr. Jackson served from 2005 to 2006 as Chair of the Board of North Pacific Paper Corporation (NORPAC), a joint venture with Japan’s Nippon Paper Industries which produces newsprint and uncoated groundwood paper.

From his many years in the paper and forest products industry, Mr. Jackson has attained a wealth of knowledge about industry matters of importance to us and experience in meeting many challenges presented by, and identifying and exploiting opportunities available in, our industry. His knowledge and experience make him well suited not only to serve as our President and Chief Executive officer, but also enhance board discussions with his industry-specific expertise. In addition, as our President and Chief Executive Officer, Mr. Jackson is uniquely positioned as a director to contribute his in-depth knowledge of our organization and other matters relating to our business to board discussions and decision-making.

Scott M. Kleinman

Mr. Kleinman has been a director and the Chairman of the Board of Verso since August 2006. He also has been a member and the chairman of our Compensation Committee and Corporate Governance and Nominating Committee since May 2008, and was a member and the chairman of our Audit Committee from May to August 2008. Mr. Kleinman is a partner of Apollo Global Management, LLC, a global alternative asset manager, where he has worked since 1996. He was employed as an analyst at Smith Barney Inc. in its Investment Banking division from 1994 to 1996.

Mr. Kleinman has been a director and member of the environmental, health and safety committee of Noranda Aluminum Holding Corporation, a producer of aluminum products, since 2007; a director of Realogy Corporation, a provider of residential real estate and relocation services, since 2007; a director and member of the audit committee of Momentive Performance Materials Inc., a producer of silicones and silicone derivatives, since 2006; and a director and member of the executive committee, audit committee, compensation committee, and environmental, health and safety committee of Hexion Specialty Chemicals, Inc., a producer of thermoset resin technologies, since 2004. He was a director of Compass Minerals, Inc. from 2001 through 2004.

With significant experience in financing, analyzing, investing in and managing investments in public and private companies, Mr. Kleinman has gained substantial expertise in strategic and financial matters that inform his contributions to our board of directors and enhance his oversight and direction of us. In addition, he led the Apollo diligence team that managed the acquisition of Verso from International Paper in 2006, which provided him with a unique knowledge of our organization. Mr. Kleinman’s service as a director of other companies in a variety of industries gives him a range of experience as a director on which he can draw in serving as our director and augments his knowledge of effective corporate governance.

David W. Oskin

Mr. Oskin has been a director of Verso since January 2007. He also has been a member of our Audit Committee since August 2008 and our Corporate Governance and Nominating Committee since May 2008. Mr. Oskin has been President of Four Winds Ventures, LLC, a private investment company, since 2005, and was a consultant to the paper and finance industries in 2004. He previously worked for 29 years in the paper and forest products industries in various management, distribution, sales and marketing, quality management, human resources and other positions. Mr. Oskin spent most of his career with International Paper, where he worked initially from 1975 to 1991 and then again as an Executive Vice President from 1996 to 2003. From 1992 to 1995, he was Managing Director and Chief Executive Officer of Carter Holt Harvey Limited, a New Zealand based forest products company.

Mr. Oskin has been a director and member of the audit committee and governance committee of Rayonier Inc., an international forest products company, since 2009; a director and member of the audit committee and compensation committee of Samling Global Limited, a timber and forest products concern, since 2005; a director of Pacific Millennium Corporation, a privately held packaging company, since 2003; and a director of Big Earth Publishing LLC, a publisher of books and magazines, since 2003. He was a director and member of the executive committee and audit committee of Goodman Global Inc., a manufacturer of heating, ventilation and air conditioning products, from 2006 to 2008. Mr. Oskin also was Chair of the Board of Trustees of Widener University from 1997 to 2009 and currently is the Chair Emeritus.

Mr. Oskin’s significant management experience in the paper and forest products industry, in a wide range of areas such as distribution, sales and marketing, quality management, and human resources, and his service on the boards of directors of various companies in this industry, provide him with a substantial knowledge base on which he can draw in providing oversight and input as our director. He has expertise in managing enterprises from his many years with International Paper and Carter Holt Harvey Limited that informs his guidance of our management. His current service as a director of a publisher of books and magazines gives him experience relevant to our customer base. Mr. Oskin’s service as a director of other companies augments his knowledge of effective corporate governance.

Eric L. Press

Mr. Press has been a director of Verso since January 2009. He is a partner of Apollo Global Management, LLC, where he has worked since 1998 analyzing and overseeing Apollo’s investments in basic industries, financial services, lodging, leisure and entertainment companies. Mr. Press was an associate with the Wachtell, Lipton, Rosen & Katz law firm, specializing in mergers, acquisitions, restructurings and related financing transactions, from 1992 to 1998. Mr. Press was a consultant with The Boston Consulting Group from 1987 to 1989.

Mr. Press has been a director and member of the compensation committee of Athene Re, a Bermuda fixed annuity reinsurance company, since 2009; a director of Apollo Commercial Real Estate Finance, Inc., a real estate investment trust, since 2009; a director and member of the audit committee of Harrah’s Entertainment Inc., a gaming company, since 2008; a director of Prestige Cruise Holdings, Inc., a cruise company, since 2007; a director and member of the executive committee and compensation committee of Noranda Aluminum Holding Corporation, a producer of aluminum products, since 2007; a director and member of the compensation committee of Affinion Group, Inc., a provider of marketing products and services, since 2006; and a director of Metals USA Inc., a metal service center and processor of metal components, since 2005. He was a director of Quality Distribution, Inc., a bulk tank truck network operator, from 2008 to 2009; a director of Wyndham International, Inc., a lodging franchisor, from May 2005 to August 2005; a director of Innkeepers USA Trust, a real estate investment trust and owner of upscale extended-stay hotel properties, from 2007 to 2010; and a director of AEP Industries, Inc., a flexible packaging film producer, from 2004 to 2005.

Mr. Press’s extensive background in financing, analyzing and managing investments, and his prior background as an attorney specializing in mergers, acquisitions, restructurings and related financing transactions, provides him with considerable experience in identifying and analyzing operational, financial and management matters that affect equity investments. These skills are highly pertinent to his oversight of our business, financial performance and management. His service as a director of other companies in a variety of industries provides him with a range of experience and increases his knowledge of effective corporate governance.

L.H. Puckett, Jr.

Mr. Puckett has been a director of Verso since August 2006 and was our President and Chief Executive Officer from August 2006 until his retirement in November 2006. He has been Executive Vice President, Sales and Marketing, of National Envelope Corporation since January 2010. Mr. Puckett has worked in the paper industry for over 32 years in various sales, marketing and management capacities. He worked at International Paper from 1999 to 2006, where he was Senior Vice President of the Coated and Supercalendared Papers Division from 2000 to 2006 and Vice President of the Commercial Printing and Imaging Papers businesses from 1999 to 2000. Mr. Puckett worked at Union Camp Corporation from 1974 until its acquisition by International Paper in 1999, where he was Senior Vice President of the Fine Papers business from 1998 to 1999.

Mr. Puckett brings to our board of directors considerable experience in the paper industry, including a combined seven years serving as the principal executive officer of our business when it was a division of International Paper and as our President and Chief Executive Officer until November 2006. His experience in managing our business provides him with an in-depth understanding of us that is useful in providing guidance to our management. His significant industry experience and in-depth knowledge of our business enhances his oversight of us and provides him with insight into matters of importance to our organization.

David B. Sambur

Mr. Sambur has been a director of Verso since February 2008 and a member of our Compensation Committee since May 2008. He also was a member of our Audit Committee from May 2008 to May 2009. Mr. Sambur is a principal of Apollo Global Management, LLC, a global alternative asset manager, where he has worked since 2004. He was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. from 2002 to 2004.

With experience in financing, analyzing and investing in public and private companies, Mr. Sambur has gained substantial expertise in strategic and financial matters that inform his contributions to our board of directors. In addition, he participated in the diligence and structuring of Apollo’s 2006 acquisition of Verso Paper from International Paper, which provided him with unique insight into our organization and business. These experiences are contributory to Mr. Sambur’s ability as a director to oversee our business, financial performance and management.

Jordan C. Zaken

Mr. Zaken has been a director of Verso since August 2006 and a member of our Compensation Committee since May 2008. He is a partner of Apollo Global Management, LLC, a global alternative asset manager, where he has worked since 1999. Mr. Zaken was employed by Goldman, Sachs & Co. in its Mergers and Acquisitions Department from 1997 to 1999.

Mr. Zaken has been a director of Hexion Specialty Chemicals, Inc., a producer of thermoset resin technologies, since 2005, a member and chairman of its compensation committee since 2006, and a member of its environmental, health and safety committee since 2005. He was a director of Parallel Petroleum Corp., an oil and gas producer, in 2009 and a director of AEP Industries, Inc., a producer of flexible packaging film, from 2004 until 2005.

Mr. Zaken’s background in financing, analyzing and investing in companies provides him with expertise in identifying and analyzing operational, financial and management matters that affect equity investments. This enables him as a director to more successfully oversee our business, financial performance and management. His service as a director of other companies increases his knowledge of effective corporate governance.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors Structure

Our board of directors consists of nine directors who are divided into three classes — Class I, Class II and Class III — with three directors each. The directors in each class serve for staggered three-year terms. Messrs. Jackson, Oskin and Zaken are Class II directors whose terms will expire at our 2010 Annual Meeting of Stockholders. Messrs. Ducey, Kleinman and Sambur are Class III directors whose terms will expire at our 2011 Annual Meeting of Stockholders. Messrs. Gutierrez, Press and Puckett are Class I directors whose terms will expire at our 2012 Annual Meeting of Stockholders.

Leadership Structure

The role of our Chairman of the Board is to lead and oversee the board of directors, including ensuring that the board functions effectively and fulfills its responsibilities to Verso and our stockholders. The Chairman of the Board presides at meetings of the board of directors. The role of our Chief Executive Officer is to lead and manage Verso and serve as our primary liaison with the board of directors.

We do not have any policy that requires the roles of Chairman of the Board and Chief Executive Officer to be filled by separate individuals, nor do we have any policy that requires the Chairman of the Board to be selected from a particular group of directors such as non-employee directors or independent directors. The board of directors has the prerogative to adopt such a policy, but has not found it necessary to do so. Instead, the board of directors has the flexibility to determine who should serve as the Chairman of the Board, and whether the Chairman of the Board and the Chief Executive Officer should be separate individuals, based on Verso’s needs. The board of directors makes its determination based on the considerations and criteria that it deems appropriate, at the time that it makes the determination, to provide suitable leadership for the board of directors and Verso. The positions of Chairman of the Board and Chief Executive Officer currently are held by different individuals. Our Chairman of the Board is Scott M. Kleinman, a non-employee director who is a partner with Apollo Global Management, LLC, and our Chief Executive Officer is Michael A. Jackson, who also serves as a director and our President.

We believe that the current leadership structure is appropriate for us at this time, because the separation of the roles of Chairman of the Board and Chief Executive Officer:

•	enhances the board of directors’ oversight of management, because a non-employee Chairman of the Board is more likely to question management actions;
•	permits the Chairman of the Board to participate in non-management executive sessions of the board of directors, from which he would be excluded if he were also our Chief Executive Officer; and
•	allows the Chief Executive Officer to focus his efforts on the job of leading and managing Verso on a daily basis.

Director Independence

The listing standards of the New York Stock Exchange, or “NYSE,” require that a listed company have a majority of independent directors. However, we are a “controlled company” as defined in the NYSE’s listing standards — i.e., a company of which more than 50% of the voting power is held by an individual, group or another company — and thus are not required by the NYSE to comply with the majority director independence requirement or to have a compensation committee and a nominating committee composed entirely of independent directors. Nonetheless, our board of directors has determined that four of our nine directors — Messrs. Ducey, Gutierrez, Oskin and Puckett — are independent under the NYSE’s listing standards. In making this determination, our board of directors has affirmatively determined that each of these directors meets the objective criteria for independence set forth by the NYSE, as well as the additional independence requirements imposed by the SEC for audit committee members which are incorporated into the NYSE’s listing standards, and that none of them has any relationship, direct or indirect, to us other than as stockholders or through their service as directors.

Committees of the Board of Directors

Committee Overview

Our board of directors has three standing committees: an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee, each operating under a charter adopted by our board of directors. The charters of these committees are available for review in the “Governance” section of the “Our Company” page on our web site at www.versopaper.com. The information on our web site is not a part of this Proxy Statement.

The following table summarizes the committee structure of our board of directors.

Director	Independent	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Michael E. Ducey	•	• *
Thomas Gutierrez	•	•
Michael A. Jackson
Scott M. Kleinman			• *	• *
David W. Oskin	•	•		•
Eric L. Press
L.H. Puckett, Jr.	•
David B. Sambur			•
Jordan C. Zaken			•

*	Chair of the committee.

Audit Committee

The purposes of the Audit Committee are to assist our board of directors in fulfilling its responsibilities regarding:

•	the integrity of our financial statements and other financial information provided to our stockholders and other relevant parties;
•	our system of internal control;
•	the performance of our internal accounting and financial controls and the function of our internal audit department;
•	the qualifications, independence and performance of our independent registered public accounting firm; and
•	our process for monitoring compliance with applicable legal and regulatory requirements, including accounting, financial reporting and public disclosure requirements.

Each director serving on the Audit Committee — Messrs. Ducey, Gutierrez and Oskin — is independent under the NYSE’s and SEC’s rules, satisfies the NYSE’s requirements of being financially literate and possessing accounting or related financial management expertise, and qualifies as an audit committee financial expert under the SEC’s rules.

Compensation Committee

The purposes of the Compensation Committee are to assist our board of directors in fulfilling its responsibilities regarding:

•	the review and approval of our compensation philosophy and objectives for our executive officers;
•	the review and approval of the performance goals and objectives relevant to the compensation of our executive officers;

•	the review and approval of the compensation of our executive officers; and
•	acting as administrator as may be required by our incentive compensation and equity-related plans in which our executive officers may be participants.

Corporate Governance and Nominating Committee

The purposes of the Corporate Governance and Nominating Committee are to assist our board of directors in fulfilling its responsibilities regarding:

•	the identification of qualified candidates to become our directors, consistent with criteria approved by our board of directors;
•	the selection of nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected;
•	the selection of candidates to fill vacancies and newly created directorships on our board of directors;
•	the identification of best practices and recommendation of corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;
•	the development and recommendation to our board of directors of guidelines setting forth corporate governance principles applicable to us; and
•	oversight of the evaluation of our board of directors and management.

Nomination and Evaluation of Director Candidates

Our board of directors will consider nominating all potential candidates for election as directors who are recommended by our stockholders or board of directors, provided that the recommendation complies with the relevant requirements of our bylaws. All recommendations of candidates for director must be made in accordance with the provisions of Article II, Section 13 of our bylaws, which sets forth requirements concerning the information about the candidate to be provided and the timing for the submission of the recommendation. Any stockholder who desires to recommend a candidate for nomination as a director should send the nomination to the Corporate Governance and Nominating Committee, Attention: Secretary, Verso Paper Corp., 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

Our Corporate Governance and Nominating Committee screens every potential director candidate in the same manner, regardless of the source of his or her recommendation. Each director candidate must possess fundamental qualities of intelligence, honesty, high ethics and standards of integrity, fairness and responsibility. In further evaluating the suitability of director candidates (both new candidates and current directors), the Corporate Governance and Nominating Committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including the candidate’s:

•	business judgment and ability to make independent analytical inquiries;
•	understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;
•	professional background, including experience as a director of a public company and as an officer or former officer of a public company;
•	experience in our industry and with relevant social policy concerns;
•	understanding of our business on a technical level; and
•	educational background, including academic expertise in an area of our operations.

The Corporate Governance and Nominating Committee and our board of directors also evaluate each director candidate in the context of our board of directors as a whole, with the objective of assembling a group of directors that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Corporate Governance and Nominating Committee and our board of directors also consider the director’s past attendance at meetings of our board of directors, the director’s participation in and contributions to the activities of our board of directors, and the results of the most recent board of directors evaluation. Notwithstanding the foregoing criteria, if we are legally required, by contract or otherwise, to permit a party to designate one or more directors to be elected or appointed to our board of directors (e.g., pursuant to rights contained in a certificate of designation of a class of preferred stock), then the nomination or appointment of such directors will be governed by those requirements.

Although we do not currently have a formal policy with regard to the consideration of diversity in identifying candidates for election to the board of directors, the Corporate Governance and Nominating Committee recognizes the benefits associated with a diverse group of directors and takes diversity considerations into account when identifying director candidates. The Corporate Governance and Nominating Committee considers diversity in the broadest context, including diversity of professional experience, employment history, experience on other boards of directors and as management of other companies, as well as more familiar diversity concepts such as race, gender and national origin.

Nominees for Election as Class II Directors

Our board of directors has nominated Messrs. Jackson, Oskin and Zaken for election as Class II directors at the 2010 Annual Meeting of Stockholders. Each nominee is an incumbent director. Mr. Jackson is our President and Chief Executive Officer. Mr. Oskin is a member of our Audit Committee and Corporate Governance and Nominating Committee. Mr. Zaken is a member of our Compensation Committee.

Director Attendance at Board of Directors and Committee Meetings

The board of directors and Audit Committee hold meetings on at least a quarterly basis, and the Compensation Committee and the Corporate Governance and Nominating Committee hold meetings as necessary or appropriate. At times, the board of directors and its committees also act by written consent in lieu of formal meetings. In 2009, the board of directors met four times and acted by written consent four times; the Audit Committee met six times and acted by written consent one time; the Compensation Committee acted by written consent five times; and the Corporate Governance and Nominating Committee acted by written consent one time. In 2009, each director attended all of the meetings of the board of directors and the committees on which he served, except that Mr. Gutierrez attended 50% of the meetings of the board of directors and all meetings of the Audit Committee.

The NYSE’s listing standards require that our non-management directors meet regularly in executive session without management present. Our Corporate Governance Guidelines require our non-management directors to meet in executive session without management present at least two times per year. In 2009, our non-management directors held three executive sessions. The presiding director at the executive sessions is Mr. Oskin, or in his absence, a director selected by a majority vote of the non-management directors present. Executive sessions are of no fixed duration, and our non-management directors are encouraged to raise and discuss any issues of concern.

Director Attendance at Stockholders Meetings

We do not maintain a formal policy regarding director attendance at our annual stockholders meetings. One director attended our 2009 Annual Meeting of Stockholders.

Communications with Directors

Any interested party wishing to communicate with our board of directors, our non-management directors or a specific director may do so by delivering the written communication in person or mailing it to: Board of Directors, c/o Secretary, Verso Paper Corp., 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436. Communications will be distributed to specific directors as directed in the communication. If addressed generally to the board of directors, communications may be distributed to specific members of the board of directors as appropriate, depending on the material outlined in the communication. For example, if a communication relates to accounting, internal controls or auditing matters, unless otherwise specified, the communication will be forwarded to the chair of the Audit Committee. From time to time, the board of directors may change the process by which stockholders and others may communicate with the board of directors or its members. Please refer to our web site for any change in this process.

Corporate Governance

General

In furtherance of our board of directors’ goals of providing effective governance of our business and affairs for the long-term benefit of our stockholders and promoting a culture and reputation of the highest ethics, integrity and reliability, our board of directors has adopted the following corporate governance measures:

•	Corporate Governance Guidelines;
•	Charters for our Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee, as described above;
•	Code of Conduct; and
•	Whistleblower Policy.

Each of these documents is available, free of charge, in print to any stockholder who requests it and in the “Governance” section of the “Our Company” page on our web site at www.versopaper.com. The information on our web site is not a part of this Proxy Statement.

Corporate Governance Guidelines

The Corporate Governance Guidelines set forth the framework within which the board of directors conducts its business. The Corporate Governance Guidelines are intended to assist our board of directors in the exercise of its responsibilities and to serve the interests of Verso and our stockholders. The Corporate Governance Guidelines set forth guiding principles on matters such as:

•	the size of the board of directors;
•	director independence;
•	meetings of non-management directors;
•	director qualifications;
•	matters potentially affecting directors’ service on our board of directors, such as serving as directors or audit committee members of other public companies and the impact on management directors of changes in their employment with us;
•	director responsibilities;
•	director compensation;
•	director access to senior management and independent advisors;
•	meetings of the board of directors and its committees, including matters such as meeting frequency and attendance; and
•	board of directors participation in the development of management leadership.

Code of Conduct

Our Code of Conduct is a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. The Code of Conduct addresses, among other things:

•	ethical business conduct;
•	compliance with legal requirements;

•	confidentiality of our business information;
•	use of our property;
•	avoidance of conflicts of interest;
•	conduct of our accounting operations, preparation of financial reports, and making of public disclosures; and
•	reporting of any violation of law or the Code of Conduct, unethical behavior, improper or questionable accounting or auditing, or inaccuracy in our financial reports or other public disclosures.

Our employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. Any such report may be made anonymously. Amendments to the Code of Conduct, and any waivers from the Code of Conduct granted to directors or executive officers, will be made available through our web site. In 2009, we did not amend the Code of Conduct and did not receive or grant any requests for waivers from the Code of Conduct.

Whistleblower Policy

The Audit Committee has adopted a Whistleblower Policy that governs the receipt, retention and treatment of complaints received by us regarding accounting, internal controls, auditing matters and questionable financial practices. The Whistleblower Policy is designed to protect the confidential, anonymous submission by our employees of any concerns that they may have regarding questionable accounting or auditing matters. The Whistleblower Policy permits the reporting of those concerns by various means, including email, letter, telephone or a confidential hotline managed by an independent third-party vendor. Complaints will be reviewed under the Audit Committee’s direction, with oversight by our General Counsel, Internal Audit Manager or such other persons as the Audit Committee or the General Counsel determines to be appropriate.

Policy Relating to Related-Person Transactions

Our board of director’s policy, as set forth in the Audit Committee’s charter, is that all transactions with related persons, as contemplated in Item 404(a) of the SEC’s Regulation S-K, are subject to review and approval by our Audit Committee, regardless of the dollar amount of the transaction. Since January 1, 2009, no transaction between us and any related person has been reviewed or approved.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee. No person who served as a member of our Compensation Committee during 2009 was, at any time in 2009, also a current or former officer or employee of Verso. Each member of our Compensation Committee is a partner or principal of Apollo Global Management, LLC, and we have engaged in transactions in which Apollo and various of its affiliates are related persons. For more information, please refer to “Transactions with Related Persons” in this Proxy Statement.

Board of Directors Role in Risk Oversight

Companies face a variety of risks, including credit risk, liquidity risk and operational risk. Our board of directors believes that an effective risk management system will timely identify the material risks that we face; communicate necessary information with respect to material risks to our senior executives and, as appropriate, to the board of directors or its relevant committee; implement appropriate and responsive risk management strategies; and integrate risk management into our decision-making.

Our management has primary responsibility for risk management, including monitoring, identifying and addressing the risks facing Verso and bringing such risks that may be material to the attention of our board of directors or its appropriate committee, if the committee has oversight responsibility for the matter pursuant to our bylaws, the committee’s charter, or our Corporate Governance Guidelines. Our board of directors also encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and operations.

Our board of directors is generally responsible for risk oversight. It has full access to our management so that it can maintain open and regular communication that allows it to perform its oversight function and that facilitates identifying, analyzing and addressing risks. Our board of directors and its committees also serve a risk-control function by providing, through oversight of our management, checks and balances on our management’s actions.

Each committee of our board of directors has a high-level monitoring role with regard to risks associated with the matters that such committee oversees pursuant to its charter. As appropriate, a committee may identify specific risks to examine in detail, so that it may better evaluate and address those risks.

The Audit Committee is charged with responsibility for specific areas of risk under its charter, including the integrity of our financial statements, our system of internal controls, the performance of our internal audit department, the independence of our independent accountants, and our process for complying with financial, legal and regulatory requirements.

The Compensation Committee monitors for risks associated with our compensation philosophy, objectives, plans, arrangements and agreements. The Compensation Committee’s role with regard to risk management in these areas is not specifically delineated in its charter or any policy. Rather, the Compensation Committee is attuned to the risks inherent in and relating to compensation matters, especially incentives, and it considers these risks (including whether incentives encourage excessive risk-taking) as it determines appropriate in making decisions concerning compensation matters.

The Corporate Governance and Nominating Committee has responsibility for several areas that entail potential risk to Verso, including corporate governance, oversight of the board of directors and its effective functioning, and director qualifications. In performing its duties in these areas, the Corporate Governance and Nominating Committee addresses the potential risks that would be associated with poor corporate governance, ineffective board functioning, or unqualified directors.

Each committee of the board of directors has the discretion and flexibility, within the guidelines specified in its charter, to determine the best means to carry out its oversight responsibilities concerning risk. If a committee determines it to be appropriate, the committee, or a representative designated by the committee, will discuss risk-related issues with our management, other internal personnel and third parties, and, if needed, will engage experts and consultants to assist with any review, analysis or investigation related to a particular area of risk. After reviewing and evaluating identified risks, our committees report their findings and recommendations to the board of directors. Our board of directors ultimately is responsible for the adoption of any such recommendations.

The role that our board of directors and its committees plays in risk oversight does not have an impact on the leadership structure of our board of directors. However, we believe that having different individuals serve as our Chairman of the Board and our Chief Executive Officer facilitates risk oversight by providing the board of directors with leadership that is independent from management.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and our financial reporting process, including our internal control over financial reporting, and for preparing our consolidated financial statements. Deloitte & Touche LLP, or “Deloitte & Touche,” an independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for expressing an opinion on the conformity of our audited consolidated financial statements to accounting principles generally accepted in the United States of America. In this context, the responsibility of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our consolidated financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and Deloitte & Touche our audited consolidated financial statements as of and for the year ended December 31, 2009. The Audit Committee also discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board (ISB) Standard No. 1, Independence Discussions with Audit Committees, as amended. ISB Standard No. 1 requires our independent registered public accounting firm to disclose in writing to the Audit Committee all relationships between them and us that, in their judgment, reasonably may be thought to bear on independence and to discuss their independence with the Audit Committee. The Audit Committee discussed with Deloitte & Touche its independence and considered in advance whether the provision of any non-audit services by Deloitte & Touche is compatible with maintaining its independence.

Based on the reviews and discussions of the Audit Committee described above, and in reliance on the unqualified opinion of Deloitte & Touche dated March 2, 2010, regarding our audited consolidated financial statements as of and for the year ended December 31, 2009, and subject to the limitations on the responsibilities of the Audit Committee noted above and in the Audit Committee’s charter, the Audit Committee recommended to the board of directors, and the board of directors approved, that such audited and consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2009, filed with the SEC.

The foregoing report is provided by the members of the Audit Committee of the board of directors.

Michael E. Ducey (Chair)
Thomas Gutierrez
David W. Oskin

COMPENSATION COMMITTEE REPORT

The members of our Compensation Committee have reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on such review and their discussions with management and such other matters as the Compensation Committee has deemed relevant and appropriate, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the members of the Compensation Committee of the board of directors.

Scott M. Kleinman (Chair)
David B. Sambur
Jordan C. Zaken

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Our philosophy is that executive compensation should allow us to compete effectively for executive talent, and be structured to emphasize incentive-based compensation that is determined by the achievement of company-based and individual performance objectives. In principle, we believe that:

•	annual base salaries should be competitive with the marketplace average;
•	the combination of variable annual compensation and long-term incentive compensation should stress the achievement of short-term and long-term performance objectives and should provide the opportunity to earn more than the marketplace average for performance that exceeds targeted levels;
•	long-term incentive compensation opportunities should be targeted at levels that exceed those of our peer group companies; and
•	equity ownership by the members of our executive management team should be encouraged, to align the short-term and long-term interests of our executive officers with those of the holders of our equity interests.

Role of Compensation Committee and Management

The Compensation Committee has the primary authority and responsibility for determining our compensation philosophy and objectives and establishing compensation for our executive management, including our Chief Executive Officer, Chief Financial Officer and three other most highly compensated officers (we refer below to these five officers as our “named executive officers”). The Compensation Committee reviews and considers annually the performance of our Chief Executive Officer individually and our named executive officers as a group. Based on that annual review and such other information as it deems relevant, and in line with our compensation philosophy, the Compensation Committee determines compensation for our Chief Executive Officer and recommends the compensation for all of our other named executive officers for approval by our board of directors.

Our Chief Executive Officer assists the Compensation Committee with establishing compensation of our senior management, including our other named executive officers, by providing evaluations of their performance and recommendations to the board of directors regarding their compensation. Members of our senior management participate in annual performance reviews with the Chief Executive Officer, in which they evaluate with the Chief Executive Officer their contributions to our success for the period being assessed.

Use of Peer Group Data

We periodically review our compensation practices with reference to wage surveys conducted by compensation consulting firms. This data is integral to our decisions regarding appropriate levels of executive compensation, but we do not benchmark the components of our executive compensation against a specific group of companies or set compensation levels at designated percentiles of peer group compensation. Instead, we use survey data as a reference in establishing our compensation framework and to evaluate whether our compensation is at levels that will allow us to attract, retain and motivate our management. We determine, as part of that evaluation, the percentiles into which our compensation components — for example, salary — fall as compared to compensation information in the survey data, but we do not require that our compensation fall within certain percentiles, nor is the survey data determinative of the types or levels of compensation that we provide.

For our decisions with respect to 2009 executive compensation, we collected and reviewed compensation data from the following sources:

•	The 2009 Forest Products Industry Compensation Association Survey, or the “2009 FPICA Survey,” and the 2008 Forest Products Industry Compensation Association Survey, or the “2008 FPICA Survey,” conducted by the Stanton Group, which compiles compensation information from survey responses for companies in our industry, and from which we obtained aggregated executive compensation for various employee positions and duties, including positions and duties comparable to those of our named executive officers;
•	Compensation survey data from Equilar, Inc., or the “Equilar Survey,” from which we obtained aggregated compensation data from survey responses by companies in multiple industries for various employee positions, including positions comparable to those held by our named executive officers; and
•	A customized compensation study conducted for us in 2007, and updated in 2008, by Valere Consulting LLC, or the “Valere Report,” which analyzed our compensation structure and made recommendations for our compensation programs based on compensation information from multiple sources available to Valere Consulting LLC.

We reviewed the compensation data that we obtained from the 2009 FPICA Survey, 2008 FPICA Survey and Equilar Survey to determine how our executive compensation levels and structure compared with the aggregate peer survey information noted above, which we categorized for purposes of our analysis into various groups by size and industry, which we evaluated in terms of: overall compensation levels; the percentage mix of salary, short-term and long-term incentive compensation and other benefits in compensation packages; ratios of equity to cash compensation; and distribution of compensation among the five most highly compensated executives as compared to each other. We also reviewed the 2009 FPICA Survey data, in conjunction with the 2008 FPICA Survey data, to determine year-over-year trends in peer group compensation in our industry. We referred to the Valere Report for advice concerning the structure of a long-term cash incentive award program that we adopted in 2009. In establishing compensation for our senior management, including our named executive officers, we structured the level and mix of compensation of each individual based on his position and duties, with a view towards creating compensation packages for our management that were competitive (especially as compared against survey data from companies within our industry or similar in size to us) with the types and levels of compensation that the aggregate survey data indicated was typically received by others holding similar positions and/or having similar duties.

The list set forth below includes peer group members that are listed by name in the 2009 FPICA Survey that we used, but does not include the many manufacturing companies outside the paper and forest products industry that participated in the surveys and whose aggregated responses were reflected in the survey data that we used as a reference.

AbitibiBowater Inc.
Alabama River Pulp Company, Inc.
Appleton Coated LLC
Boise Cascade, L.L.C.
Boise Inc.
Buckeye Technologies Inc.
Caraustar Industries, Inc.
Deltic Timber Corporation
Domtar Corporation
Evergreen Packaging Inc.
Fraser Papers Inc.
P.H. Glatfelter Company
Graphic Packaging International, Inc.
Green Diamond Resource Company
Greif, Inc.	Hancock Forest Management Inc.
International Paper Company
KapStone Paper and Packaging Corporation
Longview Fibre Company
Louisiana-Pacific Corporation
MeadWestvaco Corporation
Mendocino Forest Products Company, LLC
Myllykoski North America
NewPage Corporation
Nippon Paper Industries USA Co., Ltd.
Norbord Inc.
Packaging Corporation of America
Plum Creek Timber Company, Inc.
Potlatch Corporation
Rayonier Inc.	Rock-Tenn Company
Roseburg Forest Products Co.
Sappi Fine Paper North America
Sierra Pine Limited
Simpson Investment Company
Smurfit-Stone Container Corporation
Sonoco Products Company
Swanson Group, Inc.
Temple-Inland Inc.
Timber Products Company
UPM-Kymmene Corporation
West Fraser Timber Co. Ltd
West Linn Paper Company
The Westervelt Company
Weyerhaeuser Company

Elements of Executive Compensation

Description of Elements

These are the elements of our compensation program for our senior management, which includes our named executive officers:

Element	Type of Compensation
Base Salary	Fixed cash payment
2009 Verso Incentive Plan	Variable annual performance incentive-based bonus with discretionary component
Senior Executive Bonus Plan	Bonus that may be annual or long-term, and incentive-based or discretionary
2009 Long-Term Cash Award Program for Executives	Long-term incentive-based cash bonus
2008 Incentive Award Plan	Long-term equity-based compensation
Unit Investment and Award Program	Long-term equity-based compensation
Other Benefits and Perquisites	Section 401(k) plan
Tax-qualified salaried supplemental retirement plan
Nonqualified defined contribution plan (deferred compensation plan, including executive retirement program)
Severance
Relocation assistance
Financial counseling
Medical, dental, life and disability insurance

Rationale for Elements

The base salary and the other benefits and perquisites that we provide are intended to enable us to attract and retain talented individuals to serve as our executives, including our named executive officers, and are designed to be competitive with salaries, benefits and perquisites offered by our peer group based on the aggregate survey information that we reviewed. In addition, we provide incentive compensation that is intended to encourage and reward performance in the short-term and long-term, including:

•	An annual performance-based bonus opportunity under the 2009 Verso Incentive Plan, which is designed to encourage individual performance to achieve specific company financial measures for 2009 and recognize individual contributions to our company in 2009;
•	A long-term performance-based bonus opportunity under the 2009 Long-Term Cash Award Program, which is designed to encourage individual performance to achieve specific company financial measures in each of 2009, 2010 and 2011, and over the three-year performance period of 2009-2011; and
•	Long-term equity-based compensation under the 2008 Incentive Award Plan and the Unit Investment and Award Program. The equity-based compensation relates a significant portion of each executive’s long-term remuneration directly to appreciation in the value of our stock, which aligns his interests with those of our stockholders, especially with respect to long-term outstanding financial performance by us that enhances the value of equity ownership in us. We also use equity-based compensation to promote our executives’ continued service with us, by requiring the executive’s continued service with us over a period of time before the option awards granted to him vest and transfer restrictions in the restricted stock awards granted to him lapse.

The Compensation Committee believes that performance-based compensation, such as annual bonuses and long-term bonuses and equity compensation, plays a significant role in encouraging our executives to work to achieve outstanding financial performance by our company, thereby increasing our value to our stockholders. For 2009 the Compensation Committee approved compensation arrangements for our named executive officers that resulted in approximately 46% to 68% of each named executive officer’s total direct compensation constituting compensation that is performance-based and/or with a value derived from our stock price, with base salary constituting the balance of his 2009 total direct compensation. (As used in this discussion, “total direct compensation” means the aggregate amount of the executive’s base salary, actual annual incentive bonus, and long term equity incentive awards based on the grant-date fair value of such awards, as determined under the accounting principles used in our financial reporting.)

Base Salary

We determine base salaries for our executives, including our named executive officers, based on each of their position levels. In so doing, we take into account the salary ranges for comparable position levels reported in aggregate survey data by our peer group of companies, as explained above under “Use of Peer Group Data.” We intend base salaries to be competitive with the market average for salaries within our peer group, so that we can compete effectively in the market for talented individuals to serve as our executives and retain our executives.

Typically, no later than April of each year, we review and, as appropriate, increase the salaries of our employees, including our named executive officers unless an employee’s performance during the preceding year indicates that a salary increase is not merited. However, as a cost reduction measure in response to challenging economic conditions, we did not increase the salaries of our employees in 2009 except in limited circumstances. Accordingly, except for Mr. Fellows, we did not increase the salaries of our named executive officers in 2009. Instead, in 2009 their annual salaries remained at the levels in effect in April 2008. Our rationale underlying and process for establishing the salaries of our named executive officers that were in effect in April 2008 were described in our Proxy Statement filed on April 23, 2009 in connection with our 2009 Annual Stockholders Meeting, as supplemented by correspondence that we filed with the SEC on July 31, 2009. Effective December 15, 2009, our board of directors approved a change in Mr. Fellows’ title from Senior Vice President — Manufacturing to Senior Vice President — Manufacturing and Energy. This change reflects that we successfully expanded our energy initiatives and developed and expanded our internal team responsible for managing those initiatives under the leadership of Mr. Fellows in 2009. Effective with the change in his title, the Compensation Committee approved an increase in Mr. Fellows’ annual salary from $304,000 to $350,000. In determining the amount by which to increase Mr. Fellows’ salary, we reviewed salaries for positions similar to his, determined by reference to the aggregate peer survey data. We also evaluated his salary in the context of the functional areas of our business for which he is responsible, and compared his salary to the aggregate peer survey data for positions having responsibilities for similar functional areas. We reviewed how his salary compared to that of our other senior executives, evaluating the differences in those salaries against the differences in salaries reported for similar positions, again determined by reference to the aggregate peer survey data. We considered his experience and contributions in 2009 to our success. We took all of these factors into account in developing a salary for Mr. Fellows that we believe is appropriate to our company and that is competitive in the marketplace.

Verso Incentive Plan

Under the Verso Incentive Plan, or the “VIP,” which is administered by the Compensation Committee, our named executive officers and other managers have an annual incentive (bonus) opportunity with awards based on the quantitative achievement of our performance measured against pre-established financial performance goals and a qualitative assessment of the individual, departmental and functional contributions of such individual to the achievement of those performance goals. We intend this plan to encourage individual executives to contribute to our financial performance, by achieving performance goals that the Compensation Committee determines important for our financial success and to encourage outstanding performance by individual executives in the areas in which they can best contribute to our performance. Accordingly, bonuses under the plan are also based on a qualitative assessment of the individual, departmental and functional contributions of such individual to the achievement of the performance goals.

Establishment of Verso Incentive Plan Pool

As soon as practicable each year, the Compensation Committee approves the VIP for that year and establishes the performance measures under the VIP, the performance goals for those measures, the maximum potential funding of a pool from which incentive payments may be made after year-end (the maximum is the amount of total incentive payments to VIP participants that would be required under the VIP if the highest level of achievement of the performance goals were attained), and the relative percentage that the level of achievement of each performance goal for each of those performance measures contributes to funding of the VIP pool.

In establishing the performance measures, the relative importance of those measures and what performance goals for those measures are appropriate, the Compensation Committee considers information concerning our financial objectives for the year, with the aim of reflecting our core financial objectives in the incentives created by the VIP. In establishing the potential funding of the VIP pool, the Compensation Committee considers what levels of incentive-based compensation, particularly cash-based incentive compensation, as a percentage of overall compensation are appropriate. In so doing, it considers what other cash-based and equity-based incentive compensation are provided to our executives, as well as incentive compensation information reflected in the aggregate survey data for our peer group, with the aim of establishing incentive compensation that is competitive but not excessive. Taking these matters into consideration, the Compensation Committee approves the above-described elements of the VIP for the year, as well as the maximum potential awards for the year under the VIP for each of our senior executives, including our named executive officers (with input from our Chief Executive Officer concerning awards for senior executives other than himself), as described below in more detail under “Verso Incentive Plan — Determination of Individual Incentives.”

After year-end, the Compensation Committee reviews the pre-established goals for the performance measures (called here “performance goals”), our level of achievement of those performance goals, and any additional factors that the Compensation Committee deems indicative of our performance during the year. Based on its review after year-end of our achievement of the performance goals, the Compensation Committee determines what level of funding of the VIP pool is objectively called for based on the percentages previously assigned to each performance goal, and multiplies the result by two to establish the aggregate dollar amount of the pool for the year. However, the Compensation Committee may, in its discretion at any time, revise the awards to any one or more VIP participants as it deems appropriate, including to take into account extraordinary and/or unplanned events, and any such adjustment of awards on its part could result in an adjustment of the total VIP pool funding level, up or down, to correspond to the total incentive payments to be made to VIP participants. Notwithstanding, the VIP for 2009 required that total incentive payments (e.g., the total pool funding) could not exceed the level of pool funding called for by our achievement of the performance goals.

For 2009, the Compensation Committee established the following performance goals for a combination of four core measures of 2009 performance, upon which a specified percentage of the overall VIP pool was based:

Performance Measures	Performance Goals	Funding Level	Percentage of Pool
Adjusted EBITDA(1)	Threshold: Less than $125 million	0%	25%
	Target: $125 million	30%
	Above Target: $165 million	100%
	Maximum: $200 million	200%
Cost Reduction/Remediation(2)	Threshold: $20.7 million	60%	12.5%
	Target: $26.7 million	100%
	Above Target: $28.8 million	150%
	Maximum: $31.7 million	200%

Performance Measures	Performance Goals	Funding Level	Percentage of Pool
Reduction of realizable gap, or “R-GAP Reduction”(3)	Threshold: $28 million	60%	12.5%
	Target: $34 million	100%
	Above Target: $37 million	150%
	Maximum: $40 million	200%
An individualized list of incentive objectives related to the named executive officer’s opportunity to create value for our company	Performance goals are tailored to each named executive officer’s position and relate to performance on objectives associated with the named executive officer’s area of responsibility	Individual goals do not have an impact on the funding level	50%

(1)	Adjusted EBITDA is our earnings before interest, taxes, depreciation and amortization, adjusted for expenses such as start-up costs and financial accounting changes, if any.
(2)	The Cost Reduction/Remediation measure refers to a list of cost reduction and cost containment opportunities that our senior management developed and that were approved by the Compensation Committee as performance measures for the VIP. We established performance levels for the Cost Reduction/ Remediation measure that are expressed in dollars representing the amount of money saved in 2009 by us if the threshold, target, above target or maximum level is achieved by us. For example, if our implementation of the cost reduction and cost containment items included in the Cost Reduction/Remediation measure had, in the aggregate, resulted in our having saved $26.7 million in 2009, as compared to the amount budgeted by us for 2009 for those items, then the target level for the Cost Reduction/Remediation measure would have been achieved.
(3)	The Realizable Gap, or R-GAP, is a financial opportunity that exists between the current or historical performance of a mill and the best performance possible given usual and normal constraints (i.e., configuration, geographical and capital constraints). Our “R-GAP Reduction” program is a continuous improvement process designed to lower our cost position and enhance operating efficiency in order to reduce our R-GAP. This is accomplished through reduced consumption of energy and material inputs, reduced spending on indirect costs and improved productivity. The R-GAP Reduction program utilizes benchmarking data to identify improvement initiatives and establish performance targets. Detailed action plans are used to monitor the execution of these initiatives and calculate the amount saved, which is the R-GAP Reduction.

As described above, we fund the VIP pool in an amount that is based on our achievement of the financial performance goals for Adjusted EBITDA and the Cost Reduction/Remediation and R-Gap performance measures, which relate to core strategic initiatives intended to enhance our financial performance. These performance measures are the same as those that applied under our 2008 Verso Incentive Plan, except that, for 2009, the Compensation Committee replaced a working capital performance measure with the Cost Reduction/Remediation performance measure, because an important strategic focus for our company in 2009 was to reduce costs and increase operating efficiencies.

The portion of the pool attributable to achievement of the performance goals for the Adjusted EBITDA, Cost Reduction/Remediation and R-GAP performance measures is funded based on the actual level of achievement of each such performance goal, using linear interpolation to determine the appropriate funding level between Threshold, Target, Above Target and Maximum levels. Achievement of each performance goal at the level indicated — i.e., threshold, target, above target or maximum — results in funding of the portion of the VIP pool at the funding level that corresponds to the level of achievement of the applicable performance goal. For example, if we achieved the target level of Adjusted EBITDA ($130 million), 25% of the VIP pool would be funded at a 30% level. Accordingly, achievement of the target level for Adjusted EBITDA would result in 7.5% (i.e., 30% of 25%) of the total possible pool being funded.

The portion of the VIP pool attributable to the achievement of individualized performance goals is funded at a level equal to the level of achievement of the three company-based financial performance goals. Therefore, although there is an individual measure of performance listed in the table above, its achievement, or lack thereof, does not affect the overall funding of the pool. Instead, its relative contribution to funding of the pool contracts or expands symmetrically with achievement of the first three measures of financial performance, which means that the three measures of our financial performance determine the baseline funding of the pool, which is then multiplied by two to determine the aggregate funding level of the VIP.

If we had achieved the maximum levels of performance goals for 2009 with respect to each of the three company-based financial performance measures, then the maximum amount of the VIP pool would have been $8million. Our actual performance on the three measures of company-based performance in 2009 was as follows: (a) Adjusted EBITDA, $77 million; (b) R-GAP, reduction of $41 million; and (c) Cost Reduction/ Remediation, savings of $33 million. Therefore, based solely upon 2009 performance, as measured against the level of achievement of the specified performance goals, the VIP called for funding the VIP pool at 100% of the maximum pool amount (0% based on Adjusted EBITDA performance; 25% based on R-GAP performance; 25% based on Cost Reduction/Remediation performance; and 50% based on individual performance), for a VIP pool of 100% of the maximum opportunity level, or $8 million.

The Compensation Committee has discretion to adjust the VIP pool, regardless of the level of pool funding called for by the VIP. For 2009, our performance called for funding the VIP pool at the 100% level; however, the Compensation Committee exercised its discretion to reduce funding to the 50% level, or $4million. It did so as a cost remediation measure, given the difficult economic conditions that we experienced throughout 2009.

Determination of Individual Incentives

The annual VIP award to each participant in the VIP, including each of the named executive officers, is intended to encourage short-term retention and performance that will help us achieve the maximum goals for our performance measures listed in the table above. After we establish the company-based performance measures and performance goals for the year, we establish for each VIP participant, including each of the named executive officers, a level of respective participation in the VIP pool that is based on an assessment of the ability of the functional department of the participant to contribute to our achievement of our goals for the company-based performance measures, as well as the participant’s ability, considering his position and duties with us, to have an impact on our performance, balanced against his other compensation for the year and the relative market average compensation for his position. The relative market average compensation for his position is determined by reference to the aggregate survey data for our peer group.

Based on this methodology, the Compensation Committee established for our named executive officers levels of respective participation in the VIP pool for 2009, expressed as a percentage of base salary. Depending on the level of funding of the VIP pool, the named executive officers were eligible for cash incentive opportunities of between 30.6% to 60% of base salary at threshold performance, between 51% to 100% of base salary at target performance, between 76.5% and 150% of base salary at above target performance and between 102% and 200% of base salary at maximum performance. Notwithstanding the respective participation in the pool established for each named executive officer, the Compensation Committee retained the discretion to adjust the actual amount of incentive payable from the pool to each named executive officer after 2009 year-end, as described below.

Early each year, each named executive officer establishes, in consultation with the Chief Executive Officer, individual performance goals under the VIP intended to be linked and supportive of meeting the company-based performance goals. A percentage is assigned to each goal that reflects an assessment of the relative importance of achieving that goal, as compared to other performance goals established for the named executive officer under the VIP. Following year end, the Chief Executive Officer (or the Compensation Committee, in the case of the Chief Executive Officer) makes an assessment of each named executive officer’s performance during the year, which includes an objective review of whether the named executive officer achieved, or failed to achieve, one or more of his individual performance goals for the year, and a subjective review of his performance that includes an evaluation of the reasons why he may have achieved or failed to achieve those goals, changes in our business plans or other aspects of our business that affected what goals were appropriate for him to achieve, other achievements that he may have accomplished during the year that were not included in his individual performance goals, other challenges faced by him or his department during the year, his and his department’s other contributions to the achievement of the company-based performance goals, and any other factors that the Chief Executive Officer or Compensation Committee, as applicable, in his or its discretion, considers relevant indicators of the quality of the named executive officer’s performance for the year.

Based on this evaluation of individual performance, the Chief Executive Officer may recommend, or the Compensation Committee may determine, to adjust the amount of the named executive officer’s VIP incentive payment for the year. Therefore, because factors other than his performance goals may be considered to merit an adjustment of his VIP award, a named executive officer’s achievement of his individual performance goals established at the beginning of the year is relevant to, but does not necessarily establish, his actual incentive payment after year-end. Furthermore, even if achievement of the named executive officer’s individual performance goals is the only indicator of performance considered in evaluating his performance for the year, the impact on his incentive payment of achieving each individual performance goal is not necessarily in proportion to the percentage of importance previously assigned to each individual performance goal at the beginning of the year. This is because the Compensation Committee may adjust the named executive officer’s award based on its consideration of the reasons for achieving, or not achieving, those goals, its evaluation of the relative importance of those goals in retrospect, or other factors relating to those goals that it deems relevant. The VIP is therefore designed to provide the Compensation Committee with discretion concerning payment of individual incentives to reflect its subjective evaluation of overall individual performance during the year, which is in addition to its discretion, already described above, to adjust the funding of the VIP pool based on its evaluation after year-end of overall company performance and any other factors that it determines relevant. The Compensation Committee determined the actual incentive payments to the executive officers for 2009 consistent with this approach.

For 2009, as noted above, the VIP pool was funded at 50% of maximum, based on the Compensation Committee’s exercise of its discretion to reduce the funding level called for under the VIP, and each of our named executive officers received 50% of the maximum incentive bonus available to him under the VIP for 2009. For the payments that each of our named executive officers received under the VIP, please refer to the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” under the heading “Executive Compensation” in this Proxy Statement.

Senior Executive Bonus Plan

Under the Senior Executive Bonus Plan, our designated key executives, including our named executive officers, are eligible to receive bonus payments with respect to a specified period (for example, one year). Bonuses are generally payable upon the attainment of pre-established performance goals. Performance goals under the Senior Executive Bonus Plan may relate to one or more corporate business criteria with respect to us or any of our subsidiaries. The Senior Executive Bonus Plan also provides for bonuses that are not based on achievement of performance goals, including discretionary bonuses as determined by the Compensation Committee.

The Senior Executive Bonus Plan is intended to allow us flexibility in the compensation that we may provide our executives, including that we can encourage outstanding executive performance by providing annual or long-term incentive-based awards, promote retention of our executives with long-term awards and adjust compensation as we may determine to be appropriate with bonuses. In determining whether to grant awards and what types of awards to grant an executive under this plan, we would consider what cash and equity incentive awards and bonus opportunities the executive has received under our other plans, to develop a compensation structure for the executive that is in line with the goals that we determine to achieve through compensation of the executive.

2009 Long-term Cash Award Program for Executives

Effective as of January 1, 2009, the Compensation Committee approved and adopted the 2009 Long-term Cash Award Program for Executives, which is a program administered by the Compensation Committee under the Senior Executive Bonus Plan. This program is a performance based bonus award program under which executives, including our named executive officers, are eligible to receive a cash bonus under the Senior Executive Bonus Plan with respect to certain performance periods. The Compensation Committee selected the participants and established the threshold, target and maximum levels of bonus available to each participant in the program, including our named executive officers. The purpose of this program is to create incentives for the participants to contribute to achievement of outstanding financial performance by our company in each of 2009, 2010 and 2011, as well as over the entire three-year period from 2009 to 2011. The performance measure on which the payment and amount of bonuses is based is Adjusted EBITDA for 2009, 2010, 2011 and the three-year period 2009 – 2011. The Compensation Committee selected Adjusted EBITDA as the financial performance measure under the program because it is a straightforward measure of our overall financial performance.

The Compensation Committee established the following Adjusted EBITDA targets under the program for 2009: $125 million for threshold performance; $165 million for target performance; and $200 million for maximum performance. The Compensation Committee also established the following Adjusted EBITDA targets under the program for the 2009 – 2011 three-year performance period: $540 million for threshold performance; $600 million for target performance; and $690 million for maximum performance. The Compensation Committee will establish the performance targets for 2010 and 2011 in early 2010 and 2011, respectively.

The Compensation Committee also established the amounts potentially payable to participants in the program, including each named executive officer, based on the performance levels achieved for Adjusted EBITDA during each year of, as well as during the entire, three year performance period. Depending on performance against the pre-established Adjusted EBITDA goals for 2009, 2010, 2011 and the cumulative 2009 – 2011 performance period, the named executive officers are eligible to receive the following cash bonus opportunity (referred to as the executive’s “performance award”) at threshold, target and maximum levels of performance:

Named Executive Officer	Threshold Performance Award	Target Performance Award	Maximum Performance Award
Michael Jackson	$675,000	$1,350,000	$2,700,000
Lyle Fellows	212,800	425,600	851,200
Michael Weinhold	206,500	413,000	826,000
Robert Mundy	197,400	394,800	789,600
Peter Kesser	162,552	325,104	650,208

Up to twenty five percent (25%) of each participant’s performance award will vest, and the amount of the performance award that will become payable to each executive at the end of the 2009 – 2011 performance period will be determined, based on our level of achievement against the Adjusted EBITDA goals established by the Compensation Committee with respect to each of calendar years 2009, 2010 and 2011 and the cumulative Adjusted EBITDA goal for the 2009 – 2011 performance period. For example, if we were to achieve the target level of Adjusted EBITDA for each of the four performance periods, then the named executive officers would be entitled to a performance award equal to 100% of their target performance award. However, if we were to achieve the threshold level of Adjusted EBITDA for two of the four performance periods but failed to achieve even the threshold level for the remaining two performance periods, then each of the named executive officers would be entitled to 50% of his threshold performance award.

Performance awards, to the extent earned, will be paid to the participants following the completion of the 2011 performance period. Participants whose employment terminates prior to the end of the 2011 performance period as a result of death, disability or retirement will be eligible for a pro-rata portion of their performance award based on the number of completed calendar quarters during the 2009 – 2011 performance period that the participant remained employed, with the amount determined based on the actual achievement of the Adjusted EBITDA targets and payable at the same time the bonuses are paid to other participants generally.

The short-term annual performance periods are designed to encourage and create an incentive for participants to try to reach Adjusted EBITDA goals annually that will, over the three-year performance cycle, enhance our overall value. Establishing the annual goals near the beginning of each year allows us to take into account economic and business conditions then currently affecting us, to better match the annual Adjusted EBITDA goals to conditions in our industry. We balanced the short-term annual goals with the three-year performance cycle goals that we established when the program was implemented, so that our participants would have, from the outset of the program, goals for which to aim over the full performance cycle and that represent, based on information available to us at the time that the goals were established, varying levels of good-to-outstanding overall financial performance for us for the full performance-cycle.

The Compensation Committee based the amount of the performance award to each named executive officer on its assessment of his ability to contribute to improvements in Adjusted EBITDA, considering his position and duties with us, balanced against his other compensation for the year and the relative market average compensation for his position determined by reference to the aggregate survey data for our peer group. The percentage incentive amounts generally increase as an executive’s responsibilities increase, reflecting our compensation philosophy that, as an executive officer’s level of responsibility increases, a greater portion of the officer’s total compensation should depend on our performance.

Our Adjusted EBITDA for 2009 did not reach the threshold level necessary for the portion of the performance award attributable to 2009 performance to vest. Therefore, the named executive officers will not be eligible to receive any amount of their performance award with respect to 2009 performance. The participants remain eligible for the portion of their performance award that may vest depending on our financial performance during the 2010, 2011, and the 2009 – 2011 performance periods.

Discretionary Bonus to Mr. Fellows

In December 2009, the Compensation Committee awarded Mr. Fellows a discretionary bonus in the amount of $140,000 under the Senior Executive Bonus Plan, in recognition of his contributions to the development and implementation of our energy savings and enhancement program during 2009, which he heads and which we believe is an important element of our business strategy.

2008 Incentive Award Plan

The 2008 Incentive Award Plan is administered by the Compensation Committee and the board of directors. Under this plan, we may grant a variety of equity-based compensation awards to our named executive officers and other employees, consultants and directors, including nonqualified stock options, or “NSOs,” incentive stock options, or “ISOs,” within the meaning of Section 422 of the Internal Revenue Code, stock appreciation rights, restricted stock awards, restricted stock unit awards, deferred stock awards, dividend equivalents, performance share awards, performance based awards, stock payment awards and other equity-based awards. The awards available under the 2008 Incentive Award Plan also include performance-based cash bonuses, which would have pre-established performance goals that relate to the achievement of our business objectives. The performance-based stock awards available under the plan are intended to comply with the requirements of Section 162(m) of the Internal Revenue Code, to allow these awards, when payable, to be tax deductible by us.

We believe that providing our executives with long-term incentive compensation, whether equity-based or cash-based, that links a significant portion of their long-term remuneration to our long-term outstanding financial performance or appreciation in the value of our stock, aligns their interests with those of our stockholders by encouraging them to work towards achieving financial performance by us that enhances our value to our stockholders. However, we also generally believe that equity-based incentive compensation, as opposed to cash-based incentive compensation, best aligns their interests with those of our stockholders, because the value of equity-based compensation depends not only our financial performance, but also on any other factors that may affect our stock price. For this reason, we consider it important to include equity-based compensation in the compensation packages of our senior executives, including our named executive officers. In early 2009 we granted long-term cash-based incentive awards under the 2009 Long-Term Cash Award Program for Executives, as described above under “— 2009 Long-Term Cash Award Program for Executives.” We did not grant restricted stock or options at that time, even though our practice is to adjust compensation at the beginning of each year, because of the poor economic conditions in early 2009 and their uncertain impact on the stock markets. When conditions improved in late 2009, we supplemented the cash-based long-term incentive awards in September 2009 with grants of concurrent restricted stock and option awards under the 2008 Incentive Award Plan to certain of our senior managers and executives, including our named executive officers. As a result, in 2009, each of our named executive officers received equity-based incentive compensation that ranged from approximately 26% to 52% of the named executive officer’s total direct compensation for 2009, valued on the basis of our closing stock price on the date of grant.

The number of shares of restricted stock and options that we granted each named executive officer in September 2009 was established by the Compensation Committee. The stock options granted to each named executive officer constituted approximately 64% of the executive’s total equity compensation award for 2009, and the restricted stock award represented the remaining 36% of the executive’s total equity compensation award for 2009. In determining the number of shares of restricted stock and options to grant each named executive officer, the Compensation Committee considered the named executive officer’s position and duties with us, balanced against his other compensation for the year (both type and amount) and evaluated that information in the context of what equity compensation, based on aggregate peer survey information, is typically granted to other executives similarly situated in other companies. From that information, the Compensation Committee established a general level and mix of restricted stock and option awards for each executive officer. Then, the Compensation Committee balanced its goal to create the strongest possible incentive for the award recipient (restricted stock) against the benefit to the company of offsetting some cost of the awards (stock options, which entail an exercise price), to arrive at a final mix of 36% restricted stock and 64% stock options. For information concerning the number of shares of restricted stock and options granted to each executive officer in 2009, please refer to the “Grants of Plan Based Awards Table” below.

In March 2010, consistent with our usual practice of adjusting and awarding compensation early each year, we granted additional concurrent awards of restricted stock and stock options under the 2008 Incentive Award Plan to certain senior managers and executives, including our named executive officers, consisting of 40% restricted stock and 60% stock options.

Each stock option was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the date of grant. For these purposes, and in accordance with the 2008 Incentive Award Plan and our practices, the fair market value is equal to the preceding day’s closing price per share on the NYSE. The stock options and restricted stock awards vest, and the restrictions on the restricted stock lapse with respect to the shares subject to the awards, in three equal installments on each of the first three anniversaries of the date of grant. Subject to certain restrictions on transfer, the recipient of a restricted stock award has all rights of a stockholder with respect to the shares of restricted stock, including the right to vote the shares and the right to receive cash or stock dividends paid with respect to the shares. The stock options are not transferable except in limited circumstances, such as death of the participant, and expire seven years from the grant date. The options do not confer any stockholder rights on holders of the options.

Our 2008 Incentive Award Plan provides that in connection with any change in control of us, except as may otherwise be provided in any applicable award agreement entered into under the plan or in any employment agreement, and unless awards granted under the 2008 Incentive Award Plan are converted, assumed or replaced by a successor entity, awards granted under the plan will automatically become fully vested and exercisable, and all forfeiture restrictions with respect to such awards will lapse, prior to the consummation of the change in control. Although this vesting will occur whether or not employment terminates, we believe it is appropriate to fully vest equity awards in a change in control situation where the awards are not converted, assumed or replaced, because such a transaction may effectively end the award holder’s ability to realize any further value with respect to the equity awards. In addition, in connection with any change in control (or other unusual or nonrecurring transaction affecting us or our combined financial statements), our board of directors or Compensation Committee, in its sole discretion, may: (a) provide for the termination of any award in exchange for an amount of cash, if any, equal to the amount that would have been payable upon the exercise of such award or realization of the participant’s rights as of the date of such change in control or other transaction; (b) purchase any outstanding awards for a cash amount or replace outstanding awards with other rights or property; (c) provide that after the occurrence of the transaction, the award cannot vest, be exercised or become payable; (d) provide that only for a specified period of time after such transaction, an award will be exercisable or payable or fully vested with respect to all shares covered by the award, notwithstanding anything to the contrary in the 2008 Incentive Award Plan or the applicable award agreement; or (e) provide that each outstanding award will be assumed or substituted for an equivalent award, right or property by any successor corporation. Any such action may be taken by the board of directors or Compensation Committee either by the terms of the applicable award or agreement or prior to the change in control.

The stock options and restricted stock are subject to stock option and restricted stock award agreements that incorporate the terms of the 2008 Incentive Award Plan and also modify the terms of the 2008 Incentive Award Plan relating to the award recipient’s death, disability, or termination of service prior to or upon a change in control. The stock option and restricted stock agreements provide that his or her stock options and restricted stock become vested as to a pro rata percentage of the stock options and shares of restricted stock, based on the number of quarters that have elapsed from the most recent vesting date to the date of death, disability or termination of service prior to or upon a change in control. Also, the stock options and restricted stock will become immediately vested and exercisable in full upon if, within six months after any change in control, (a) his or her employment is terminated without cause; or (b) he or she terminates employment with us by reason of (i) a material reduction or change in authority or duties, (ii) a material reduction in salary that is not broad-based for similarly situated employees, or (iii) a material reduction in target bonus, profit-sharing or other incentive compensation that is not broad-based for similarly situated employees. If his or her employment with us terminates for any other reason, the unvested portion of the option is forfeited. Our Compensation Committee, as administrator of this program, has the discretion to override the forfeiture provisions.

Additional information concerning the potential payments that may be made to the named executive officers in connection with their termination of employment or a change in control is presented in “— Potential Payments Upon Termination or Change in Control” under the “Executive Compensation” section below.

Unit Investment and Award Program

Through our Unit Investment and Award Program, in 2006 and 2007, our named executive officers invested in us by purchasing limited partner interests in Verso Paper Management LP. At the time of their purchases, Verso Paper Management LP was our sole equity owner, and it is currently our principal stockholder. The interests that they purchased were non-voting capital interests, designated as “Class A Units” under the Limited Partnership Agreement of Verso Paper Management LP, or the “LP Agreement.” The Class A Units were intended to be substantially economically equivalent to the securities acquired by affiliates of Apollo in connection with its acquisition of our assets from International Paper in 2006.

In connection with their investment in the Class A Units, our named executive officers became entitled to receive equity awards in the form of non-voting profit interests, designated as “Class B Units” and “Class C Units,” in Verso Paper Management LP, allowing the named executive officers to share in our future profits. The Class B Units were intended to be substantially economically equivalent to stock options that vest based on the passage of time, generally vesting in five equal annual installments, subject to continuous employment through each applicable vesting date. The Class C Units were intended to be substantially economically equivalent to stock options that vest based on the achievement of performance criteria, generally vesting only upon the achievement of a specified internal rate of return. The number of Class B Units and Class C Units awarded were related to our evaluation of the estimated value of the named executive officer’s opportunity and expected ability to affect our results.

Verso Paper Management LP issued Class D Units to our non-employee directors. The Class D Units were intended to be substantially economically equivalent to stock options that are fully vested as of the date of grant.

The Unit Investment and Award Program was designed for multiple purposes, including to serve as a means through which our senior executives indirectly purchased equity in us, to align their interests with those of our other equity owners; our senior executives and other management received long-term equity awards similar to stock options, to enhance management retention over the long-term and also to align their interests with those of our equity owners; and our directors received long-term equity awards similar to stock options, to attract and retain qualified directors.

In connection with our initial public offering in May 2008, all limited partner interests in Verso Paper Management LP, including all Units owned by our named executive officers and directors, were modified such that each holder of Class A Units, Class B Units, Class C Units and Class D Units (including our named executive officers and directors holding any such Units) was assigned a Unit for each share of our common stock that would have been distributed under the LP Agreement if Verso Paper Management LP had distributed all shares of our common stock held by it in kind, valued at the initial public offering price, in a hypothetical liquidation on the date of the offering. All Units are vested, except for Units corresponding to former Class B Units that remained unvested on May 20, 2009, which are subject to the same time-vesting requirements that applied to the former Class B Units. Each Unit holder has the right, subject to certain conditions, to require that Verso Paper Management LP exchange the holder’s Units for shares of Verso Paper Corp. common stock held by Verso Paper Management LP. The exchange right of the management limited partners of Verso Paper Management LP is subject to certain transfer restrictions, repurchase rights and conditions relating to termination of employment.

The shares of Verso Paper Corp. common stock that the management limited partners may acquire by exchanging their Units are outstanding shares of common stock owned by Verso Paper Management LP. Therefore, the exchange of Units for shares of common stock does not dilute the stockholders’ percentage equity ownership of Verso Paper Corp.

In 2009, our named executive officers exchanged all of their vested Units for an equal number of shares of our common stock held by Verso Paper Management LP. The number of Units exchanged by each of them for an equal number of shares of common stock is set forth in the section entitled “Option Exercises and Stock Vested” under the heading “Executive Compensation” below.

No units were granted under the Unit Investment and Award Program in 2009, and we do not anticipate that any additional units will be granted under it in the future to our management or directors.

Retirement Benefits, Severance Benefits and Perquisites

We provide the following benefits to our eligible employees, including our named executive officers, which we intend to be comparable to or better than those provided in the marketplace as reflected in aggregate peer survey responses, to attract and retain qualified employees:

•	Section 401(k) plan
•	Tax-qualified salaried supplemental retirement plan
•	Nonqualified defined contribution plan (our deferred compensation plan, including our executive retirement program)
•	Severance
•	Relocation assistance
•	Financial counseling
•	Medical, dental, life and disability insurance.

Retirement Benefits

Our named executive officers receive retirement benefits under tax qualified and nontax qualified deferred compensation plans.

The Section 401(k) plan and the salaried supplemental retirement plan are both tax qualified retirement plans in which the named executive officers participate on substantially the same terms as other participating employees.

Our Section 401(k) plan permits eligible employees to defer up to the lesser of 85% or $16,500 of their annual eligible compensation on a tax deferred basis, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended, or the “Internal Revenue Code.” Under the 401(k) plan, we make employer matching contributions for employees who contribute under the plan. We match 70% of the first 4%, and 60% of the second 4%, of employee contributions to the 401(k) plan. Eligible employees’ elective deferrals and any matching contributions by us are immediately vested and non-forfeitable in the 401(k) plan. In April 2009, we suspended employer matching contributions under the 401(k) plan, in response to the challenges presented by difficult economic conditions. Effective January 1, 2010 we reinstated matching contributions, at the same levels as prior to their suspension, in view of generally improving economic conditions.

Our tax-qualified salaried supplemental retirement plan, or “SSRP,” is funded by us and allocated yearly to a retirement savings plan account for each eligible employee. The amount allocated to each participant’s account is determined by a formula that is based on the employee’s proximity to retirement age and years of service to us and our predecessors. Pursuant to the formula, we contribute between 2.75% and 12% of the employee’s eligible compensation. These contributions are in addition to those that we will make under our executive retirement program adopted under our nonqualified deferred compensation plan, described below, pursuant to which we will also make cash contributions as a retirement benefit. Unless an employee has been employed by us or our predecessor for at least three continuous years, our contributions to the employee’s SSRP account will not be vested. For employees who have been employed by us or our predecessor for at least three continuous years, all of our contributions to the SSRP account are vested.

Our nonqualified defined contribution plan, which we refer to as our deferred compensation plan, is a nontax qualified plan that permits employee participants to defer the receipt of up to 85% of their annual base salary and up to 100% of their incentive compensation, by contributing such amounts to their accounts under the plan. The plan also permits us to make matching contributions and discretionary employer contributions to the plan accounts of employee participants. We match 70% of the first 4%, and 60% of the second 4%, of employee deferrals under the plan, subject to limitations, including that the employee must not qualify for employer matching contributions under our 401(k) plan. In April 2009, we suspended employer matching contributions under the deferred compensation plan, in response to the challenges presented by difficult economic conditions. Effective January 1, 2010, we reinstated matching contributions, at the same levels as prior to their suspension, in view of improving economic conditions. Until distributed, contributions to the plan and investment earnings are held in a rabbi trust funded by us.

In December 2009, we amended the deferred compensation plan to provide for an executive retirement program to benefit of certain of our key employees, pursuant to which we are authorized to make discretionary employer contributions to the accounts of certain employee participants in the deferred compensation plan for the years beginning on and after January 1, 2010. We did so to provide a level of retirement benefits that is more competitive with retirement benefits as reported in aggregate peer survey information. Our named executive officers and senior management-level employees selected by the Compensation Committee are eligible to participate in the executive retirement program. The employer contributions under the program vary between 4% and 10% depending on the participant’s employment grade level, of the participant’s combined annual base salary and target annual incentive compensation opportunity, calculated on January 1 of a calendar year. In January 2010, we made employer contributions under this program to the plan accounts of our named executive officers as follows: Mr. Jackson — $90,000; Mr. Mundy — $43,428; Mr. Fellows — $63,000; Mr. Weinhold — $44,604; and Mr. Kesser — $24,008. These discretionary employer contributions are in addition to the matching contributions that we make with respect to employee deferrals under the deferred compensation plan and the contributions to retirement savings plan accounts that we make under the SSRP (as described in the preceding paragraphs). The employer contributions under the program for 2010 will be deferred until the earlier of February 1, 2012, or the participant’s separation from service, death or permanent disability. The employer contributions under the program for subsequent years will be deferred for two years or such longer period that a participant may select.

Severance Benefits

To support our compensation objective of attracting, retaining and motivating qualified employees, we maintain a severance program for our salaried employees that we believe is competitive with severance provided by our peers, based on the aggregate peer survey data that we reviewed, and which provides for severance if an employee’s employment with us is terminated due to job elimination, a facility closing, the employee’s disability, or the employee’s inability to perform the requisite duties of his position despite his reasonable efforts. Our named executive officers participate in our employee severance program, except for Mr. Jackson, whose severance benefits are contained in an employment agreement with us.

In addition, we are parties to confidentiality and non-competition agreements with our named executive officers except Mr. Jackson. Each named executive officer who is party to a confidentiality and non-competition agreement with us is eligible for certain severance benefits upon the termination of his employment with us for any reason. These severance benefits are consideration for, and are contingent upon, the named executive officer’s compliance with all obligations imposed by the agreement, including, among others, his obligations not to compete in our industry for one year after termination, not to share our confidential information and not to solicit our employees and customers. Benefits that consist of ongoing payments after his termination of employment with us are provided for up to 24 months, and we have the option of ceasing those payments when he is engaged by a new employer. The severance benefits under the confidentiality agreements are in addition to, and not in lieu of, severance benefits under our employee severance program.

We have entered into an employment agreement with Mr. Jackson that provides Mr. Jackson with severance benefits in the event of his termination of employment by us without cause, by him for good reason, or due to his death or disability. We have determined that it is appropriate to provide Mr. Jackson with severance benefits under these circumstances, to provide a compensation package with benefits that can compete with those provided by our peers, based on our review of aggregate peer survey data. Also, because we believe that a termination of employment by Mr. Jackson for good reason (or constructive termination) is conceptually the same as an actual termination by us, we believe it is appropriate to provide severance benefits following a constructive termination of his employment.

Additional information concerning the potential payments that may be made to the named executive officers in connection with their termination of employment or a change in control is presented in “— Potential Payments Upon Termination or Change in Control” under the “Executive Compensation” section below.

Perquisites

We provide relocation benefits, including a housing allowance, to certain eligible employees, including our named executive officers, upon the commencement of their employment with us. The allowance is intended to partially defray the additional cost of housing while the employee relocates. We also cover the taxes on the housing allowance through a tax gross-up of the housing allowance, because otherwise, the employee would not receive full reimbursement for the housing costs that we pay, but would instead receive some lesser amount net of taxes.

We cover the cost of financial counseling for our senior executives, including our named executive officers, to encourage them to utilize our compensation program to its best advantage, subject to an annual cap that is between $6,500 and $9,500, depending on the executive’s position.

We make available medical, dental, life and disability insurance to all eligible salaried employees.

Tax and Accounting Treatment of Compensation

We believe that it is in our best interests to satisfy the requirements for tax deductibility of compensation provided by us, including the requirements of Section 162(m) of the Internal Revenue Code. However, we also believe that it is important to maintain flexibility in the structure of compensation that we provide, even if that structure results in our inability to take tax deductions for some compensation, so that we may consider other factors in determining what compensation is appropriate for our management. We expect base salary and other compensation provided by us in 2009 to meet the requirements for tax deductibility under the Internal Revenue Code, except that compensation attributable to Units granted or vesting under the LP Agreement of Verso Paper Management LP, as amended on May 20, 2008, or the “Amended LP Agreement,” is structured such that we do not take tax deductions for it.

Section 409A of the Internal Revenue Code, or “Section 409A,” imposes significant additional taxes and interest on underpayments of taxes in the event that an executive defers compensation under a plan that does not meet the requirements of Section 409A. We have generally structured our compensation and benefits programs and individual arrangements in a manner intended to comply with the requirements of Section 409A.

We have adopted the fair value recognition provisions of FASB ASC 718, Compensation — Stock Compensation. Under the fair value recognition provisions, we recognize stock-based compensation based on the fair value at the grant date net of an estimated forfeiture rate and only recognize compensation expense for those shares expected to vest over the requisite service period of the award.

Risk Considerations

We use compensation, in part, to motivate and reward our executive management and other employees for achieving our business goals. Achievement of those business goals will lead to results that benefit us. However, we realize that the pursuit of goals that lead to payment of incentive compensation, especially annual cash incentive compensation such as the VIP bonus, could cause our executives or other employees to focus on individual enrichment rather than our welfare, and so take actions intended to achieve the business goals necessary for payment of the incentive, but that expose us to undue risk. We do not believe that risks arising from our compensation policies and practices, including the compensation plans and programs for our executives described above, are reasonably likely to have a material adverse effect on us, primarily because they:

•	Contain elements that effectively link performance-based compensation to financial goals for our company that promote stockholder interests;
•	Include an overall mix of compensation elements for those individuals who are best positioned to have an impact on our financial performance (for example, our named executive officers) that is appropriately balanced between short-term and long-term incentives, such that it does not encourage the taking of short-term risks at the expense of long-term results; and
•	Include equity-based compensation for senior management and executives that aligns their interests with those of our stockholders, by providing them with an incentive to achieve financial results that enhance the value of their equity-based compensation and our value to stockholders, but that discourages them from excessive risk-taking that could reduce the value of their equity-based compensation and our value to our stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information regarding compensation of the named executive officers for service during 2009, 2008 and 2007.

				Stock Awards			Non-Equity Incentive Plan Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Partnership Unit Awards(2)	Restricted Stock Awards(3)	Option Awards(4)	Verso Incentive Plan	All Other Compensation(5)	Total
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(i)	(j)
Michael A. Jackson President and Chief Executive Officer	2009	$450,000	$—	$—	$365,310	$375,566	$225,000	$51,397	$1,467,273
	2008	450,000	184,440	2,294,765	—	—	395,560	53,144	3,377,909
	2007	408,333	—	266,641	—	—	166,240	56,432	897,646
Lyle J. Fellows Senior Vice President of Manufacturing and Energy	2009	306,167 (6)	140,000 (6)	—	84,870	86,836	140,000	111,497	869,370
	2008	304,000	97,626	516,317	—	—	209,374	69,966	1,197,283
	2007	259,880	—	—	—	—	78,060	84,905	422,845
Michael A. Weinhold Senior Vice President of Sales and Marketing	2009	295,000	—	—	81,180	82,494	100,000	47,049	605,723
	2008	295,000	87,747	516,317	—	—	181,793	40,128	1,120,985
	2007	255,161	—	—	—	—	67,430	50,826	373,417
Robert P. Mundy Senior Vice President and Chief Financial Officer	2009	282,000	—	—	77,490	80,323	80,000	45,184	564,997
	2008	282,000	83,157	516,317	—	—	178,343	39,217	1,099,034
	2007	235,175	—	—	—	—	67,430	55,824	358,429
Peter H. Kesser Vice President, General Counsel and Secretary	2009	250,080	—	—	70,110	71,640	80,000	26,513	498,343
	2008	247,560	64,999	401,627	—	—	139,401	24,145	877,732
	2007	238,750	—	—	—	—	59,930	20,700	319,380

(1)	In 2008, the Compensation Committee made a nonrecurring upward adjustment in the incentive payments under the VIP. The named executive officers’ incentive payments were made under the VIP as to the initial component and under the Senior Executive Bonus Plan as to the additional component. The amounts for 2008 in this column (d) represent the additional component.
(2)	Our executive officers invested in Verso by purchasing Class A Units of Verso Paper Management LP. In connection with their investment, they received Class B Units that vested over time and Class C Units that vested based on Verso’s performance. On May 20, 2008, the LP Agreement was amended. Under that amendment, holders of Class C Units, including our executive officers, held vested Units corresponding to the unvested former Class C Units. The amounts in this column (e) for 2008 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value per unit was $11.88.The amounts in this column for 2007 reflect the aggregate grant date fair value of Class B Units received by Mr. Jackson, computed in accordance with FASB ASC Topic 718. The grant date fair value per unit was $3.45. Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements for the fiscal year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the SEC on March 3, 2010. The SEC’s disclosure rules previously required that we present partnership unit awards, stock award and option award information for 2008 and 2007 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year we could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, the recent changes in the SEC’s disclosure rules require that we now present the partnership unit awards, stock award and option award amounts in the applicable columns of the table above with respect to 2008 and 2007 on a similar basis as the 2009 presentation using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the SEC’s past disclosure rules, the amounts reported in the table above for partnership unit awards in 2008 and 2007 differ from the amounts previously reported in our Summary Compensation Table for these years. As a result, each named executive officer’s total compensation amounts for 2008 and 2007 also differ from the amounts previously reported in our Summary Compensation Table for these years.

(3)	We granted our named executive officers restricted stock on September 21, 2009. The amounts in this column (e) represent the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718. The fair value of restricted stock awards was calculated based upon the closing market price of $3.69 per share on the grant date. Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements for the fiscal year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the SEC on March 3, 2010. These amounts reflect our total accounting expense for these awards to be recognized over the full three-year vesting term and do not correspond to the actual value that will be recognized by the executives. The actual value that an executive will realize upon vesting of restricted stock awards will depend on the market price of our stock on the vesting date, so there is no assurance that the value realized by an executive will be at or near the value of the market price of our stock on the grant date.
(4)	We granted our named executive officers stock options on September 21, 2009. The amounts in this column (f) represent the aggregate grant date fair value of stock options granted computed in accordance with FASB ASC Topic 718. The grant date fair value per stock option was $2.17. Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements for the fiscal year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the SEC on March 3, 2010. There can be no assurance that the grant date fair value amounts will ever be realized. Under general accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards.
(5)	Compensation in this column (i) consists of:
(a)	Employer matching contributions to the 401(k) plan accounts, respectively, of: Mr. Jackson — $12,740; Mr. Fellows — $12,740; Mr. Weinhold — $10,883; Mr. Mundy — $10,875; and Mr. Kesser — $11,656.
(b)	Employer contributions to the SSRP accounts, respectively, of: Mr. Jackson — $6,738; Mr. Fellows — $19,760; Mr. Weinhold — $17,150; Mr. Mundy—$12,250; and Mr. Kesser — $6,738.
(c)	Employer contributions to the deferred compensation plan accounts, respectively, of: Mr. Jackson—$21,588; Mr. Fellows — $70,620; Mr. Weinhold — $10,925; Mr. Mundy — $14,925; and Mr. Kesser — $5,761.
(d)	Financial counseling received, respectively, by: Mr. Jackson — $7,934; Mr. Fellows — $6,500; Mr. Weinhold — $6,500; Mr. Mundy — $5,610; and Mr. Kesser — $1,000.
(e)	Premiums (grossed up to cover taxes in the amounts indicated in parentheses) paid on life and disability insurance maintained, respectively, for: Mr. Jackson — $2,397 ($183); Mr. Fellows — $1,877 ($143); Mr. Weinhold — $1,591 ($121); Mr. Mundy — $1,524 ($116); and Mr. Kesser — $1,358 ($103).
(6)	On December 22, 2009, in connection with is promotion to Senior Vice President of Manufacturing and Energy, Mr. Fellows’ annual base salary was increased from $304,000 to $350,000 per year, with retroactive effect to December 15, 2009, resulting in payment of salary to him of $306,167 for 2009. In addition, Mr. Fellows received a discretionary bonus of $140,000 under our Senior Executive Bonus Plan in recognition of his contributions to our energy program, which we believe to be an important element of our business strategy.

Compensation of Named Executive Officers

The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our named executive officers in 2009, 2008, and 2007. The primary elements of each named executive officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of restricted stock, stock options and partnership unit awards, and cash incentive compensation. Named executive officers also earned or were paid the other benefits listed in Column (i) of the “Summary Compensation Table,” as further described in footnote (3) to the table.

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of Mr. Jackson’s employment agreement is provided immediately following this paragraph. The “Grants of Plan-Based Awards” table, and the description of the material terms of the stock options and restricted stock that follows it, provides information regarding the long-term equity incentives awarded to the named executive officers in 2009. The “Outstanding Equity Awards at Fiscal Year-End” and “Option Exercises and Stock Vested” tables provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards. The “Nonqualified Deferred Compensation Table” and related description of the material terms of our nonqualified deferred compensation plan and describe each named executive officer’s retirement benefits under this plan to provide context to the amounts listed in the “Summary Compensation Table.” The discussion under the heading “Potential Payments Upon a Termination or Change in Control” below is intended to further explain the potential future payments that are, or may become, payable to our named executive officers under certain circumstances.

Employment Agreement — Salary and Bonus

We entered into an employment agreement with Mr. Jackson effective November 16, 2006 (as amended in December 2008 to comply with Section 409A of the Internal Revenue Code). We do not have employment agreements with our other named executive officers.

The term of Mr. Jackson’s employment agreement is three years, with automatic renewal for additional one-year periods, unless he or we give a notice of non-extension. His agreement automatically renewed for 2010. Mr. Jackson’s employment agreement entitles him to receive an annual base salary that is subject to increase at the discretion of our board of directors. Mr. Jackson also is entitled to receive an annual bonus with a target bonus equal to 100% of his then current annual base salary. Provisions of Mr. Jackson’s employment agreement relating to post-termination of employment benefits are discussed below under the heading “Potential Payments upon Termination of Employment or Change in Control.”

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to our named executive officers in 2009 under the 2008 Incentive Award Plan, the potential cash incentive awards for 2009 under the 2009 Verso Incentive Plan, or “VIP,” and the potential cash incentive awards under the 2009 Long-Term Cash Award Program for Executives.

	Grant Date of Equity-Based Awards(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards							Stock Awards: Number of Shares of Stock (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		2009 Verso Incentive Plan (VIP)(2)				2009 Long-Term Cash Award Program for Executives(3)
Name		Threshold ($)	Target ($)	Above Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Michael A. Jackson
Stock Options	9/21/2009									173,000	$3.69	$375,566
Restricted Stock	9/21/2009								99,000			365,310
Cash Incentive Awards	N/A	$270,000	$450,000	$675,000	$900,000
Cash Incentive Awards	N/A					$675,000	$1,350,000	$2,700,000
Lyle J. Fellows
Stock Options	9/21/2009									40,000	3.69	86,836
Restricted Stock	9/21/2009								23,000			84,870
Cash Incentive Awards	N/A	168,000	280,000	420,000	560,000
Cash Incentive Awards	N/A					212,800	425,600	851,200
Michael A. Weinhold
Stock Options	9/21/2009									38,000	3.69	82,494
Restricted Stock	9/21/2009								22,000			81,180
Cash Incentive Awards	N/A	115,050	191,750	287,625	383,500
Cash Incentive Awards	N/A					206,500	413,000	826,000
Robert P. Mundy
Stock Options	9/21/2009									37,000	3.69	80,323
Restricted Stock	9/21/2009								21,000			77,490
Cash Incentive Awards	N/A	109,980	183,300	274,950	366,600
Cash Incentive Awards	N/A					197,400	394,800	789,600
Peter H. Kesser
Stock Options	9/21/2009									33,000	3.69	71,640
Restricted Stock	9/21/2009								19,000			70,110
Cash Incentive Awards	N/A	90,029	150,048	225,072	300,096
Cash Incentive Awards	N/A					162,552	325,104	650,208

(1)	Our Compensation Committee approved the equity-based awards on the grant date of September 21, 2009.
(2)	Amounts reflect threshold, target, above target and maximum cash incentive award opportunities for the 2009 annual performance period under the VIP, subject to the Compensation Committee’s discretion to adjust the actual amount of such award upward or downward to account for individual performance and other considerations. The actual cash amounts paid under the VIP in 2010 with respect to 2009 are reported in column (g) of the “Summary Compensation Table.”
(3)	Amounts reflect threshold, target and maximum aggregate cash incentive award opportunities under the 2009 Long-Term Cash Award Program for Executives for the three year performance period 2009-2011. In the first quarter of 2010, the Compensation Committee reviewed our performance with respect to the pre-established Adjusted EBITDA performance goal for 2009, certified the level of performance achieved and determined that based on our Adjusted EBITDA results for 2009, the named executive officers did not vest in any portion of the incentive award with respect to the 2009 performance period (which resulted in a forfeiture of 25% of the aggregate cash incentive award opportunity for each executive under the under the 2009 Long-Term Cash Award Program for Executives).

(4)	The amounts in this column represent the grant date fair value of these stock option and restricted stock awards computed in accordance with FASB ASC Topic 718. For the assumptions and methodologies used to value these awards, see footnotes (3) and (4) of the Summary Compensation Table.

Description of Plan-Based Awards

Non-equity Incentive Plan Awards

The material terms of the non-equity incentive plan awards granted under the 2009 Verso Incentive Plan and the 2009 Long-Term Cash Award Program for Executives reported in the table above are described under the headings “Compensation Discussion and Analysis — 2009 Verso Incentive Plan” and “— 2009 Long-Term Cash Award Program for Executives.”

Equity Incentive Plan Awards

Each of the equity incentive plan awards reported in the table above was granted under, and is subject to the terms of, the 2008 Incentive Award Plan. The material terms of those awards are described under the heading “Compensation Discussion and Analysis — 2008 Incentive Award Plan.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about the outstanding awards of restricted stock, unexercised options and unvested Units corresponding to former Class B Units, that are held by our named executive officers as of December 31, 2009.

		Option Awards(1)			Stock Awards(1)		Unit Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options: Number Unexercisable(3)(4)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock that have not Vested(5)	Market Value of Shares of Stock that have not Vested(6)	Number of Units that have not Vested	Market Value of Units that have not Vested(6)
Michael A. Jackson	9/21/2009	173,000	$3.69	9/21/2016
	9/21/2009				99,000	$258,390
	2/16/2007						30,904	$80,659
	11/20/2006						7,726	20,165
Lyle J. Fellows	9/21/2009	40,000	3.69	9/21/2016
	9/21/2009				23,000	60,030
	11/1/2006						8,692	22,686
Michael A. Weinhold	9/21/2009	38,000	3.69	9/21/2016
	9/21/2009				22,000	57,420
	11/1/2006						8,692	22,686
Robert P. Mundy	9/21/2009	37,000	3.69	9/21/2016
	9/21/2009				21,000	54,810
	11/1/2006						8,692	22,686
Peter H. Kesser	9/21/2009	33,000	3.69	9/21/2016
	9/21/2009				19,000	49,590
	11/1/2006						6,760	17,644

(1)	We granted these options and restricted stock on September 21, 2009 under our 2008 Incentive Award Plan.
(2)	These Units were issued under our Unit Investment and Award Program. These Units correspond to former Class B Units and vest in 20% increments each August 1. Vesting began on August 1, 2007 for these Class B Units, regardless of their grant date. After vesting, Units may be exchanged for shares of Verso Paper Corp. common stock on a one-for-one basis, subject to the requirements of the Amended LP Agreement. Because the shares of common stock that may be acquired upon exchange of vested Units are outstanding shares of common stock owned by Verso Paper Management LP, the exchange of vested Units for shares of common stock will not dilute our stockholders’ percentage equity ownership.

(3)	We have not granted any options to our named executive officers that were exercisable as of December 31, 2009.
(4)	Options to acquire the number of shares indicated vest in three equal annual installments, beginning on September 21, 2010. The options are not exercisable for fractions of a share. If a named executive officer holds options to acquire a number of shares that is not equally divisible by 3, then the number of shares that may be acquired under the options are rounded down to the nearest whole number, and each additional share is added first to the installment that vests in 2012 and then to the installment that vests in 2011.
(5)	Restrictions on the shares of stock lapse in three equal annual installments, beginning on September 21, 2010. The restrictions do not lapse as to fractional shares. If a named executive officer holds restricted stock for a number of shares that is not equally divisible by 3, then the number of shares as to which restrictions lapse are rounded down to the nearest whole number, and each additional share is added first to the installment as to which restrictions lapse in 2012 and then to the installment as to which restrictions lapse in 2011.
(6)	The amounts in this column were calculated based on the $2.61 per share closing price of our common stock on December 31, 2009, multiplied by the number of shares of common stock or Units, as applicable, held by the named executive officer on that date.

Option Exercises and Stock Vested

The following table shows the number of Units that vested for each of our named executive officers in 2009 and the number of Units that each of our named executive officers exchanged for our common stock in 2009.

Name	Number of Units Acquired on Vesting(1)	Value Realized on Vesting(2)	Number of Vested Units Exchanged for Common Stock(3)(4)
Michael A. Jackson	19,315	$33,222	376,823
Lyle J. Fellows	4,346	7,475	84,785
Michael A. Weinhold	4,346	7,475	84,785
Robert P. Mundy	4,346	7,475	84,785
Peter H. Kesser	3,380	5,814	70,657

(1)	These Units correspond to former Class B Units and vest in 20% increments each August 1. Vesting began on August 1, 2007.
(2)	The amounts in this column were calculated by multiplying the $1.72 closing price per share of our common stock on July 31, 2009 (the last business day prior to vesting), by the number of Units held by the named executive officer that vested in 2009.
(3)	The Units may be exchanged for shares of our common stock on a one-for-one basis, subject to the requirements of the Amended LP Agreement. No value is realized upon the exchange of Units for shares of our common stock, because the value of each Unit is equivalent to the value of one share of our common stock.
(4)	The shares of our common stock that may be acquired upon exchange of the Units are outstanding shares of common stock owned by Verso Paper Management LP. Therefore, the exchange of Units for shares of our common stock does not dilute our stockholders’ percentage equity ownership of us.

Nonqualified Deferred Compensation

The following table provides information about our named executive officers’ participation in our deferred compensation plan in 2009. There were no withdrawals or distributions from their plan accounts in 2009.

Name	Executive Contributions	Verso Contributions(1)	Aggregate Earnings(2)	Aggregate Balance as of December 31, 2009(3)
Michael A. Jackson	$31,360	$21,588	$347	$97,369
Lyle J. Fellows	8,913	70,620	15,059	123,990
Michael A. Weinhold	19,667	10,925	8,231	57,036
Robert P. Mundy	18,800	14,925	9,540	60,632
Peter H. Kesser	11,670	5,761	6,017	34,536

(1)	All of the amounts reported as Verso contributions in this column are also included as compensation for each named executive officer in the “All Other Compensation” column of the Summary Compensation Table above.
(2)	The earnings on deferred compensation included in this column are not included as compensation for the named executive officers in the current or prior years’ Summary Compensation Table in accordance with SEC rules, because these earnings are not at above-market rates.
(3)	Contributions made by the named executive officers and Verso were disclosed in the Nonqualified Deferred Compensation Table, and Contributions by Verso in the Summary Compensation Table, in our prior Proxy Statement.

Our nonqualified defined contribution plan, which we refer to as our deferred compensation plan, permits employee participants to defer the receipt of up to 85% of their annual base salary and up to 100% of their incentive compensation, by contributing such amounts to their accounts under the plan. The plan also permits us to make matching contributions and discretionary employer contributions to the plan accounts of employee participants. We match 70% of the first 4%, and 60% of the second 4%, of employee deferrals under the plan, subject to limitations. In April 2009, we suspended employer matching contributions under the deferred compensation plan, in response to the challenges presented by difficult economic conditions. Effective January 1, 2010, we reinstated matching contributions, at the same levels as prior to their suspension, in view of improving economic conditions. Until distributed, contributions to the plan and investment earnings are held in a rabbi trust funded by us. While actively employed, plan participants may not withdraw specific dollar amounts from their plan accounts unless certain hardship conditions are satisfied. Upon termination of employment with us, a participant (or in the case of death, the participant’s beneficiaries) receives his or her account balance in a lump sum or installments, subject to plan requirements. Participants in the deferred compensation plan may elect among the investment funds offered under the plan.

In December 2009, we amended the deferred compensation plan to provide for the establishment of an executive retirement program for the benefit of certain of our key employees. Pursuant to the executive retirement program, we are authorized to make discretionary employer contributions to the accounts of certain employee participants in the deferred compensation plan for the years beginning on and after January 1, 2010. These discretionary employer contributions are in addition to the matching contributions that we make with respect to employee deferrals under the plan. Our named executive officers and senior management-level employees selected by the Compensation Committee are eligible to participate in the program. The employer contributions under the program vary between 4% and 10%, depending on the participant’s employment grade level, of the participant’s combined annual base salary and target annual incentive compensation opportunity, calculated on January 1 of a calendar year. The employer contributions under the program will be made in a lump sum during the first quarter of a calendar year. The employer contributions under the program for 2010 will be deferred until the earlier of February 1, 2012, or the participant’s separation from service, death or permanent disability. The employer contributions under the program for subsequent years will be deferred for at least two years or such longer period as may be selected by each participant.

Potential Payments upon Termination of Employment or Change in Control

Mr. Jackson’s Employment Agreement

Mr. Jackson’s employment agreement, described above under the heading “Employment Agreements-Salary and Bonus,” provides for certain benefits to be paid to Mr. Jackson in connection with a termination of his employment with us under the circumstances described below.

Mr. Jackson’s employment will terminate upon his death and may be terminated by us upon his Disability, by us for or without Cause, or by Mr. Jackson for or without Good Reason (as each capitalized term is defined in the agreement). Upon the termination of Mr. Jackson’s employment for any reason, he will be entitled to receive (a) any unpaid amount of his annual base salary through the date of termination, (b) any annual bonus that he earned for any year ended prior to the date of termination and that is unpaid as of such date, (c) any reimbursable expenses owed to him, (d) any accrued vacation pay owed to him, (e) any amount arising from his participation in our employee benefit plans and programs, (f) continued health insurance coverage for up to 24 months after the date of termination, (g) reimbursement for any group life insurance conversion costs (except for termination resulting from his death), and (h) a contribution to our deferred compensation plan in respect of his lost retirement benefits during the 24-month period after the date of termination. If Mr. Jackson’s employment is terminated due to his death, his estate receives an amount equal to one year of his base salary. If Mr. Jackson’s employment is terminated by us without Cause or by him for Good Reason, Mr. Jackson will be entitled to receive, in addition to the payments and benefits described above, (1) his annual base salary for 18 months after the date of termination and (2) an amount equal to 1.5 multiplied by the amount, if any, of the annual bonus payable to him with respect to the year immediately preceding the year in which the date of termination occurs.

Under his employment agreement, Mr. Jackson is subject to non-disclosure and non-disparagement obligations in perpetuity, as well as certain non-competition and non-solicitation obligations during the agreement term and the 18-month period following the termination of his employment for any reason.

Employee Severance Plan

Under our employee severance plan, each of our salaried employees, including our named executive officers (with the exception of Mr. Jackson, whose benefits upon termination are provided in his employment agreement) is eligible to receive a termination allowance if his employment is terminated due to the employee’s job elimination, a facility closing, termination following the employee’s disability after the employee is released to return to work, or the employee’s inability to perform the requisite duties of his position despite his reasonable efforts. The termination allowance is a lump sum amount equal to the number of years or partial years of the employee’s service with us, multiplied by the amount of two weeks of base salary. The termination allowance may not be less than the amount of four weeks of base salary.

Verso Incentive Plan

The VIP terms permit, in our discretion, and it is our practice to, provide a pro rata amount of annual VIP bonus compensation that would have otherwise been paid to a participant in the VIP who terminates employment with us, as if his or her employment had continued through the end of the applicable calendar year. As participants in the VIP, any of our named executive officers (other than Mr. Jackson, whose receipt of VIP bonuses after termination of employment is governed by his employment agreement) whose employment with us terminates for any reason may receive, in the Compensation Committee’s discretion, a pro rata amount of his annual VIP bonus after termination of his employment.

Confidentiality and Non-Competition Agreements

Each of our named executive officers (with the exception of Mr. Jackson, whose benefits upon termination are provided in his employment agreement) is a party to a confidentiality and non-competition agreement, pursuant to which he is subject to non-competition obligations for 12 months following termination of employment. The confidentiality and non-competition agreement provides that if the executive is unable, despite diligent search, to obtain employment consistent with his experience and education, the executive may be entitled to a monthly severance benefit equal to his monthly base salary in effect in the month prior to the month in which termination of his employment occurs, payable for each month or partial month of unemployment during the 12-month non-competition period. The executive’s entitlement to this “pay for no play” monthly severance benefit is subject to our receipt and reasonable verification of the executive’s written notice of the efforts he has made to secure employment that does not conflict with his non-competition obligations. In addition, the executive is entitled to receive his annual bonus for the year preceding his employment termination (to the extent not previously paid), a prorated amount of his annual bonus for the year in which his termination occurred, continued health and dental insurance coverage for up to 24 months after the date of termination, reimbursement for any group life insurance conversion costs, and a contribution to our deferred compensation plan in respect of the executive’s lost retirement benefits during the 24-month period after the date of termination. The executive is also entitled to a gross-up payment for any taxes payable with respect to the health and dental insurance coverage and group life insurance conversion costs.

Senior Executive Bonus Plan — 2009 Long-Term Cash Award Program for Executives

Under the terms of our 2009 Long-Term Cash Award Program for Executives, in which our named executive officers participate, upon the executive’s death, disability, retirement or termination of service without cause, his performance award becomes vested as to a pro rata percentage (based on the number of quarters that have elapsed from January 1, 2009 through the date of termination of employment) of the annual performance tranches and the three-year performance-cycle tranche that would have become vested had he remained employed by us through the end of the three-year performance cycle. The amount of the pro rata percentage of the bonus for each of the three years and the full three-year performance cycle is not determined or payable until after the end of the three-year performance cycle, at which time it would be payable as though the executive remained employed with us.

2008 Incentive Award Plan

Our 2008 Incentive Award Plan provides that in connection with any change in control of us, except as may otherwise be provided in any applicable award agreement entered into under the plan or in any employment agreement, and unless awards granted under the 2008 Incentive Award Plan are converted, assumed or replaced by a successor entity, awards granted under the plan will automatically become fully vested and exercisable, and all forfeiture restrictions with respect to such awards will lapse, prior to the consummation of the change in control. In addition, in connection with any change in control (or other unusual or nonrecurring transaction affecting us or our combined financial statements), our board of directors or Compensation Committee, in its sole discretion, may: (a) provide for the termination of any award in exchange for an amount of cash, if any, equal to the amount that would have been payable upon the exercise of such award or realization of the participant’s rights as of the date of such change in control or other transaction; (b) purchase any outstanding awards for a cash amount or replace outstanding awards with other rights or property; (c) provide that after the occurrence of the transaction, the award cannot vest, be exercised or become payable; (d) provide that only for a specified period of time after such transaction, an award will be exercisable or payable or fully vested with respect to all shares covered by the award, notwithstanding anything to the contrary in the 2008 Incentive Award Plan or the applicable award agreement; or (e) provide that each outstanding award will be assumed or substituted for an equivalent award, right or property by any successor corporation. Any such action may be taken by the board of directors or Compensation Committee either by the terms of the applicable award or agreement or prior to the change in control.

We granted our named executive officers and various other executives and senior managers stock options and restricted stock under the 2008 Incentive Award Plan, which vest in three equal annual installments. The stock options and restricted stock are subject to stock option and restricted stock award agreements that incorporate the terms of the 2008 Incentive Award Plan and, additionally, provide that upon the award recipient’s death, disability, or termination of service prior to or upon a change in control, his or her options and restricted stock become vested as to a pro rata percentage of the options and shares of restricted stock, based on the number of quarters that have elapsed from the most recent vesting date to the date of death, disability or termination of service. Also, the options and restricted stock will become immediately vested and exercisable in full upon if, within six months after any change in control, (a) his or her employment is terminated without cause; or (b) he or she terminates employment with us by reason of (i) a material reduction or change in authority or duties, (ii) a material reduction in salary that is not broad-based for similarly situated employees, or (iii) a material reduction in target bonus, profit-sharing or other incentive compensation that is not broad-based for similarly situated employees. If his or her employment with us terminates for any other reason, the unvested portion of the options is forfeited. Our Compensation Committee, as administrator of this program, has the discretion to override the forfeiture provisions.

Deferral of Payment of Non-Qualified Deferred Compensation — Section 409A

Any compensation or benefit payable to any of our named executive officers under his employment agreement (in the case of Mr. Jackson) or confidentiality and non-competition agreement (in the case of our other named executive officers), the employee severance plan, the VIP, or the Senior Executive Bonus Plan and 2009 Long-Term Cash Award Program for Executives, that constitutes non-qualified deferred compensation subject to the requirements of 409A (and not subject to any exception) will be delayed for a six-month period following the date of termination of employment, if the named executive officer is deemed to be a “specified employee,” within the meaning of Section 409A, as of such date.

Estimated Severance Payments

The following table sets forth the estimated amounts that each of the named executive officers would have become entitled to under the terms of his applicable employment agreement (Mr. Jackson) or confidentiality and non-competition agreement (Messrs. Fellows, Weinhold, Mundy and Kesser) and the other plans in which they participate, if their employment with the Company had terminated, or if a change in control of the Company had occurred, on the last business day of fiscal 2009.

Name	Triggering Event	Severance Payments and Benefits(1)		Value of Accelerated Restricted Stock(2)	Total
Michael A. Jackson	Death	$825,594		$21,533	$847,127
	Disability	533,666		21,533	555,199
	Termination without cause	2,078,666		21,533	2,100,199
	Resignation for good reason	2,078,666		—	2,078,666
	Termination without cause prior to or upon a change in control	533,666		21,533	555,199
	Termination without cause within six months after a change in control(3)	533,666		258,390	792,056
	Termination for reasons set forth in employee severance plan(4)	533,666	(5)	—	533,666
	Termination for any other reason, including for cause	533,666		—	533,666
Lyle J. Fellows	Death	696,013		5,001	701,014
	Disability	774,626		5,001	779,627
	Termination without cause	774,626		5,001	779,627
	Resignation for good reason	774,626		—	774,626
	Termination without cause prior to or upon a change in control	774,626		5,001	779,627
	Termination without cause within six months after a change in control(3)	774,626		60,030	834,656
	Termination for reasons set forth in employee severance plan(4)	1,165,011		—	1,165,011
	Termination for any other reason, including for cause	774,626		—	774,626
Michael A. Weinhold	Death	515,880		4,784	520,664
	Disability	559,326		4,784	564,110
	Termination without cause	559,326		4,784	564,110
	Resignation for good reason	559,326		—	559,326
	Termination without cause prior to or upon a change in control	559,326		4,784	564,110
	Termination without cause within six months after a change in control(3)	559,326		57,420	616,746
	Termination for reasons set forth in employee severance plan(4)	740,864		—	740,864
	Termination for any other reason, including for cause	559,326		—	559,326

Name	Triggering Event	Severance Payments and Benefits(1)	Value of Accelerated Restricted Stock(2)	Total
Robert P. Mundy	Death	$473,301	$4,568	$477,869
	Disability	521,780	4,568	526,348
	Termination without cause	521,780	4,568	526,348
	Resignation for good reason	521,780	—	521,780
	Termination without cause prior to or upon a change in control	521,780	4,568	526,348
	Termination without cause within six months after a change in control(3)	521,780	54,810	576,590
	Termination for reasons set forth in employee severance plan(4)	814,626	—	814,626
	Termination for any other reason, including for cause	521,780	—	521,780
Peter H. Kesser	Death	420,016	4,132	424,148
	Disability	473,106	4,132	477,238
	Termination without cause	473,106	4,132	477,238
	Resignation for good reason	473,106	—	473,106
	Termination without cause prior to or upon a change in control	473,106	4,132	477,238
	Termination without cause within six months after a change in control(3)	473,106	49,590	522,696
	Termination for reasons set forth in employee severance plan(4)	511,580	—	511,580
	Termination for any other reason, including for cause	473,106	—	473,106

(1)	The amounts in this column include the items listed below. The amounts reflect the assumption that each named executive officer would have been entitled to benefits under his employment agreement (in the case of Mr. Jackson) or his confidentiality and non-competition agreement (in the case of the other named executive officers) for the full 12- and 24-month periods indicated.
(a)	These amounts for Mr. Jackson consist of: unpaid 2009 bonus — $225,000; five weeks base salary for accrued vacation — $43,269; reimbursement for group life insurance coverage — $158,072 (except for severance resulting from death); an amount equal to one year’s salary (severance resulting from death only)—$450,000; and contributions to the deferred compensation plan — $107,325. For termination without cause or with good reason, severance also includes: an amount equal to 18 months annual base salary—$675,000; and 1.5 multiplied by his 2008 bonus — $870,000. The reimbursement for group life insurance coverage includes a gross up of 26.45%, or $41,810, for taxes. Mr. Jackson’s employment agreement entitles him to continuation of his health insurance coverage for 24 months, but as of December 31, 2009, he maintained health insurance coverage under a policy not provided through Verso, and so if his termination had occurred on that date, we would not have provided 24 months of continued coverage. No unpaid base salary or reimbursable expenses were owed Mr. Jackson under his employment agreement as of December 31, 2009. The 2009 bonus would have been paid in March 2010. All other amounts would have been paid in a lump sum upon termination. All payments would have been subject to any deferral of payment necessary under Section 409A, as described above in “Compensation Discussion and Analysis — Tax and Accounting Treatment of Compensation.”
(b)	For Messrs. Fellows, Weinhold, Mundy and Kesser, these amounts consist of: 12 months base salary — $350,000 (Mr. Fellows), $295,000 (Mr. Weinhold), $282,000 (Mr. Mundy), and $250,080 (Mr. Kesser); unpaid 2009 VIP bonus — $140,000 (Mr. Fellows), $100,000 (Mr. Weinhold), $80,000 (Mr. Mundy), and $80,000 (Mr. Kesser); health insurance coverage for 24 months — $37,453 (Mr. Fellows), $40,300 (Mr. Weinhold), $37,453 (Mr. Mundy), and $37,453 (Mr. Kesser); reimbursement for group life insurance coverage (except for severance resulting from death) — $78,613 (Mr. Fellows), $43,446 (Mr. Weinhold), $48,479 (Mr. Mundy), and $53,090 (Mr. Kesser); and contributions to the deferred compensation plan in respect of lost retirement benefits for 24 months — $168,560 (Mr. Fellows), $80,580 (Mr. Weinhold), $73,848 (Mr. Mundy), and $52,483 (Mr. Kesser). For termination for a reason covered under our employee severance plan, these amounts include two weeks salary for each year or partial year of service, with a minimum of four weeks salary — $390,385 (Mr. Fellows), $181,538 (Mr. Weinhold), $292,846 (Mr. Mundy), and $38,474 (Mr. Kesser). The reimbursements for health insurance and group life insurance coverages include a gross up of 26.45% for taxes, as follows: $30,700 (Mr. Fellows), $22,151 (Mr. Weinhold), $22,729 (Mr. Mundy), and $23,949 (Mr. Kesser). No unpaid bonus was owed with respect to 2008 to any of these named executive officers as of December 31, 2009. The base salary, health insurance coverage, and contributions to the deferred compensation plan would have been paid monthly after termination. All other amounts listed above would have been payable in a lump sum upon termination. All payments would have been subject to any deferral of payment necessary under Section 409A, as described above in “Compensation Discussion and Analysis — Tax and Accounting Treatment of Compensation.”
(2)	The amounts in this column were calculated based on the $2.61 per share closing price of our common stock on December 31, 2009, multiplied by the number of shares of restricted common stock that were subject to accelerated vesting based on the triggering event. No value is included for stock options that were subject to accelerated vesting on December 31, 2009, because the $2.61 per share closing price of our common stock was below the exercise price per share of the stock options.
(3)	Involuntary termination, as described above under the heading “— 2008 Incentive Award Plan” is treated as termination for cause. The amounts disclosed in this row are based on the assumptions that a change in control occurred no more than six months prior to December 31, 2009, and the named executive officer’s employment terminated on December 31, 2009.
(4)	See “— Employee Severance Plan,” above, for a list of the events that trigger severance payments under the plan.
(5)	Mr. Jackson does not participate in the Employee Severance Plan.

None of our named executive officers receives any other incremental benefits due to a change in control, and in the event of a named executive officer’s termination of employment in connection with a change in control, he will be eligible to receive only the severance benefits described above.

DIRECTOR COMPENSATION

2009 Director Compensation Table

The following table provides a summary of compensation paid to our non-employee directors for 2009. The compensation paid to Mr. Jackson, who is also an employee of the Company, is presented in the Summary Compensation Table and the related explanatory tables, which are in the preceding section of this Proxy Statement entitled “Executive Compensation.” Mr. Jackson is not entitled to receive additional compensation for his service as a director.

Name	Fees Paid in Cash	Option Awards(1)		Total
Michael E. Ducey	$52,000	—		$54,517
Thomas Gutierrez	46,000	—		46,731
Scott M. Kleinman	48,000	—		48,000
David W. Oskin	52,000	—		52,000
Eric L. Press	38,000	$3,391	(2)	41,391	(2)
L. H. Puckett, Jr.	48,000	—		50,751
David B. Sambur	50,000	—		50,000
Jordan C. Zaken	48,000	—		48,000

(1)	At 2009 year-end, our non-employee directors held unexercised options to acquire common stock, or units that may be exchanged for common stock on a one-for-one basis that have not been exchanged, as follows: Mr. Ducey — 23,190 units; Mr. Gutierrez — options to acquire 15,200 shares; Mr. Kleinman — 23,190 units; Mr. Oskin — 23,190 units; Mr. Press — options to acquire 15,200 shares; Mr. Puckett — 181,185 units; Mr. Sambur — 23,187 units; and Mr. Zaken — 23,190 units. The options and units were fully vested upon grant.
(2)	As described below, we granted Mr. Press an option to acquire 15,200 shares of our common stock at $0.71 per share on February 8, 2009. The amount in the table represents the grant date fair value of this option computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amount referred to above, please see the discussion of stock awards included in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 3, 2010 and incorporated herein by reference.

Compensation of each of our non-employee directors for 2009 consisted of an annual retainer fee of $40,000, paid quarterly, plus an additional $2,000 for each board of directors meeting attended and $1,000 for each committee meeting attended. Meetings may be attended in person or electronically.

Our non-employee directors are also reimbursed for their out-of-pocket expenses incurred to attend meetings.

On February 8, 2009, we granted Mr. Press a stock option to acquire 15,200 shares of our common stock at $0.71 per share, in connection with his appointment to fill a vacancy on our board of directors. We typically grant new directors an equity interest in us as partial consideration for serving as a director. The option was fully vested and exercisable at grant and expires 10 years from the grant date. The stock option was granted under, and is subject to the terms of, the 2008 Incentive Award Plan.

TRANSACTIONS WITH RELATED PERSONS

The following discussion reflects our transactions with related persons since January 1, 2009. It does not reflect transactions prior to January 1, 2009, except for agreements entered into prior to January 1, 2009 with obligations that remained in effect as of January 1, 2009.

Management Agreement

In connection with the acquisition of our assets from International Paper in August 2006, Apollo entered into a management agreement with Verso Paper Investments LP and Verso Paper Holdings LLC, relating to the provision of certain financial and strategic advisory services and consulting services. Upon consummation of our initial public offering in May 2008, Apollo terminated the annual fee arrangement under the management agreement for its consulting and advisory services, in exchange for a one-time payment of $23.1 million corresponding to the present value of all future annual fee payments pursuant to the terms of the management agreement. Although the annual fee arrangement was terminated in connection with the initial public offering, the management agreement remains in effect and will expire on August 1, 2018. Under the management agreement, at any time prior to the expiration of the agreement, Apollo has the right to act, in return for additional fees to be mutually agreed by the parties to the management agreement, as our financial advisor or investment banker for any merger, acquisition, disposition, financing or similar transaction, if we decide that we need to engage someone to fill such a role. In the event that we are not able to come to an agreement with Apollo in connection with such role, at the closing of any merger, acquisition, disposition, financing or similar transaction, we agreed to pay Apollo a fee equal to 1% of the aggregate enterprise value (including the aggregate value of equity securities, warrants, rights and options acquired or retained; indebtedness acquired, assumed or refinanced; and any other consideration or compensation paid in connection with such transaction). We agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for losses relating to the services contemplated by the management agreement and the engagement of affiliates of Apollo pursuant to, and the performance by them of the services contemplated by, the management agreement.

Management Limited Partnership Agreement and Registration Rights Agreement

In connection with the acquisition of our assets from International Paper in August 2006, and, in the case of management and directors who joined us later, upon joining us or our board of directors, Verso Paper Investments LP, the members of our management who purchased Class A Units or received Class B or Class C Units representing limited partner interests in Verso Paper Management LP, and our directors who received Class D Units representing limited partner interests in Verso Paper Management LP, entered into the LP Agreement. Under the LP Agreement, the Class A Units and Class D Units were fully vested, the Class B Units were subject to time vesting requirements and the Class C Units were subject to vesting based on performance criteria. The LP Agreement provided for customary restrictions on transfer, put and call rights, tag-along rights, drag-along rights and registration rights which applied to these Units. The LP Agreement also contained customary non-solicitation and non-competition covenants applicable to management for one year following the termination of employment with us.

In connection with our initial public offering, on May 20, 2008, the LP Agreement was amended such that each holder of Class A, Class B, Class C and Class D Units (including affiliates of Apollo, our directors, our executive officers and other members of our management holding any such Units; see “Stockholders —  Security Ownership of Certain Beneficial Owners and Management” for more information about Unit ownership) was assigned a Unit for each share of common stock that would have been distributed under the LP Agreement if Verso Paper Management LP had distributed all shares of common stock held by it in kind, valued at the initial public offering price of our common stock, in a hypothetical liquidation on the date of the initial public offering. Under the Amended LP Agreement, all future distributions and allocations with respect to Units are made pro rata in accordance with each holder’s percentage ownership interest in the partnership. However, Units corresponding to former Class B Units that remained unvested on May 20, 2008, are subject to the same time-vesting requirements that applied to the former Class B Units.

The Amended LP Agreement provides each Unit holder the right, subject to conditions, to require that Verso Paper Management LP exchange the holder’s Units for shares of common stock held by Verso Paper

Management LP, in accordance with the following procedures. Each holder may exercise his or her exchange right with respect to all or a portion of such holder’s vested Units; provided, however, that the management limited partners of Verso Paper Management LP could not exercise their exchange right until May 21, 2009, and their exchange right is subject to certain conditions relating to termination of employment. Upon a Unit holder’s exercise of his or her exchange right, Verso Paper Management LP will deliver shares of common stock held by it to such holder in an amount equal to the number of Units being exchanged, calculated on a one-for-one basis. The ability to exercise this exchange right is subject to transfer restrictions and repurchase rights in the Amended LP Agreement. Tag-along, drag-along and registration rights that were in the former LP Agreement terminated with our initial public offering.

Also in connection with our initial public offering, we entered into a Registration Rights Agreement dated as of May 20, 2008, under which we agreed to register the shares of common stock then beneficially or subsequently acquired by Verso Paper Investments LP, the individual limited partners of Verso Paper Management LP (who acquire such shares from Verso Paper Management LP), or any of their respective affiliates, upon request by Verso Paper Investments LP. We also agreed to include such shares of common stock in registration statements (other than in connection with an employee benefit plan or an acquisition) otherwise filed by Verso Paper Corp.

PROPOSAL 1 — ELECTION OF DIRECTORS

Upon the recommendation of the Corporate Governance and Nominating Committee, the board of directors has nominated Michael A. Jackson, David W. Oskin and Jordan C. Zaken, each an incumbent director, for election as Class II directors to serve on the board of directors for a term of three years. The business backgrounds of the nominees appear in this Proxy Statement under “Directors and Executive Officers —  Directors.”

Each nominee has consented to serve on the board of directors. The board of directors does not know of any reason why any nominee would not be able to serve as a director. However, if any nominee were to become unable to serve as a director, the board of directors may designate a substitute nominee, in which case the persons named as proxies will vote for such substitute nominee.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

Each proxy solicited on behalf of the board of directors will be voted FOR the election of the director nominees unless the stockholder instructs otherwise in the proxy or the proxy is for shares held in “street name” and the stockholder does not provide voting instructions in the proxy.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has appointed Deloitte & Touche as the independent registered public accounting firm to perform the audit of our consolidated financial statements for 2010. Deloitte & Touche has audited our combined and consolidated financial statements since 2006. Deloitte & Touche is an independent registered public accounting firm.

The board of directors is asking the stockholders to ratify the appointment of Deloitte & Touche to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2010.

Although not required by law, NYSE listing standards or our bylaws, the board of directors is submitting the appointment of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Verso and our stockholders.

We expect representatives of Deloitte & Touche to be present at the 2010 Annual Meeting of Stockholders. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

Each proxy solicited on behalf of the board of directors will be voted FOR ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the year ending December 31, 2010, unless the stockholder instructs otherwise in the proxy. If the stockholders do not ratify the appointment, the matter will be reconsidered by the Audit Committee and the board of directors.

AUDIT AND NON-AUDIT SERVICES AND FEES OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to the Audit Committee’s charter, to help ensure the independence of our independent registered public accounting firm, all auditing services, internal control-related services and permitted non-audit services (including the terms thereof) to be performed for Verso by its independent registered public accounting firm must be pre-approved by the Audit Committee, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to a subcommittee of its members the authority to grant the required approvals, provided that any exercise of such authority by the subcommittee is presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee approved and retained Deloitte & Touche to audit our consolidated financial statements for 2009 and provide other auditing and advisory services in 2009, including services related to documentation of our internal controls. The Audit Committee reviewed all non-audit services provided by Deloitte & Touche in 2009 and concluded that the provision of such services was compatible with maintaining Deloitte & Touche’s independence in the conduct of its auditing functions.

The table below sets forth the aggregate fees billed by Deloitte & Touche for audit and non-audit services provided to us and our subsidiaries in 2008 and 2009.

Fees	2009	2008
Audit Fees	$1,361,000	$1,132,000
Audit-Related Fees	38,000	601,000
Tax Fees	—	—
All Other Fees	—	395,000
Total	$1,399,000	$2,128,000

Audit Fees.  In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements included in the annual report on Form 10-K, for the review of a company’s financial statements included in the quarterly reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. For 2008 and 2009, the audit fees in the above table are the aggregate fees billed to us and our subsidiaries by Deloitte & Touche for auditing financial statements and reviewing interim financial statements included in our and our subsidiaries’ annual and quarterly reports.

Audit-Related Fees.  “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of financial statements. For 2008 and 2009, audit-related fees represent the aggregate fees billed to us by Deloitte & Touche primarily for services performed in connection with (a) our issuance of common stock in a public offering in 2008, and (b) a private placement of senior secured notes by two of our subsidiaries in 2009.

Tax Fees.  “Tax fees” are fees for tax compliance, tax advice and tax planning.

All Other Fees.  “All other fees” are all fees not included in the above four categories. For 2008, these fees were primarily for services related to documentation of internal controls.

ADDITIONAL INFORMATION

Mailing Address of Principal Executive Office

The mailing address of our principal executive office is Verso Paper Corp., 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

Other Business at 2010 Annual Meeting of Stockholders

As of the date of this Proxy Statement, the board of directors knows of no business that will be presented at the 2010 Annual Meeting of Stockholders other than the proposals described in this Proxy Statement. If any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares of common stock represented by proxies that are submitted to us in accordance with their best judgment.

Stockholder Proposals for Inclusion in 2011 Proxy Statement

Stockholders wishing to present proposals for inclusion in our Proxy Statement for the 2011 Annual Meeting of Stockholders, under Rule 14a-8 of the Exchange Act, must submit their proposals to us no later than December 21, 2010. Proposals should be sent to Verso Paper Corp., attn: Secretary, 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

Other Stockholder Proposals for Presentation at 2011 Annual Meeting of Stockholders

Our bylaws provide that a stockholder who wants to nominate a director or propose other proper business to be brought before the stockholders at the annual meeting must notify Verso’s Secretary, in writing, no earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting, and no later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting.

For the 2011 Annual Meeting of Stockholders, stockholders who want to present director nominees or other proposals for consideration must submit their nominations or proposals, in accordance with the requirements of our bylaws, no earlier than January 20, 2011 and no later than February 19, 2011 in order to be considered. If, however, the date of the 2011 Annual Meeting is more than 30 days before or more than 60 days after May 20, 2011, stockholders must submit such nominations or proposals no earlier than the close of business on the 120th day prior to the meeting, and no later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the date on which public disclosure of the date of the meeting is first made by us. In addition, with respect to nominations for directors, if the number of directors to be elected at the 2011 Annual Meeting of Stockholders is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to May 20, 2011 (February 9, 2011), notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Secretary at our principal executive offices no later than the close of business on the 10th day following the day on which such public announcement is first made by us. Nominations or proposals should be submitted to Verso Paper Corp., attn: Secretary, 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

A stockholder’s notice to nominate a director or bring any other business before the 2011 Annual Meeting of Stockholders must set forth certain information specified in our Bylaws.

Our bylaws also provide that a stockholder who wishes to nominate a director or propose other proper business to be brought before the stockholders at the annual meeting must be a stockholder of record of Verso (or, if different than the holder of record, a beneficial owner of stock of Verso) both when the stockholder delivers the above notice to Verso’s Secretary and at the time of the annual meeting. The stockholder must also be entitled to vote at the meeting.

By Order of the Board of Directors,

Peter H. Kesser
Secretary
Memphis, Tennessee

April 20, 2010